UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
SCHEDULE 14A
(Rule 14a-101)
Proxy Statement Pursuant to Section 14(a) of the
Securities Exchange Act of 1934
(Amendment No. )

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Meritage Homes Corporation
(Name of Registrant as Specified In Its Charter)
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Dear Fellow Stockholders:

You are cordially invited to join us for our 2023 Annual Meeting of stockholders on May 18, 2023, at 8:30 a.m. Pacific Time. The meeting will be completely virtual and conducted via live audio webcast to enable our stockholders to participate from any location around the world that is convenient to them. You will be able to attend the meeting by first registering at https://viewproxy.com/meritage/2023/ no later than May 15, 2023 at 11:59 PM Eastern Time. After registering, you will receive a meeting invitation and password by e-mail with your unique link to join the meeting. Stockholders will be able to listen, vote and submit questions during the virtual meeting. Holders of record of our common stock as of March 23, 2023 are entitled to notice of, and to vote at, the 2023 virtual Annual Meeting.

The Notice of Annual Meeting of Stockholders and the proxy statement that follow describe the business to be conducted at the meeting. We may also report on matters of current interest to our stockholders at that meeting.

We are pleased to be furnishing these materials to our stockholders electronically. We believe this approach provides you with the information that you need in an expedited manner while reducing both the environmental impact and delivery costs of our Annual Meeting. If you would like us to send you printed copies of our proxy statement and accompanying materials, we will do so at no charge upon your request. For more information, please refer to the Important Notice Regarding the Availability of Proxy Materials that we previously mailed to you on or about April 3, 2023.

All stockholders are welcome to attend the virtual Annual Meeting, however, please vote your shares promptly and prior to the meeting to ensure they are represented at the meeting. You may submit your proxy by Internet or telephone, as described in the following materials, or, if you request printed copies of these materials, by completing and signing the proxy or voting instruction card enclosed therein and returning it in the envelope provided.

If your shares are held in the name of a broker, bank, trust or other nominee, you will be asked for proof of ownership of your shares in order to register to attend the virtual meeting.

We thank you for your support.
Sincerely,
Phillippe Lord
Chief Executive Officer

8800 East Raintree Drive • Suite 300 • Scottsdale, Arizona • 85260 • Phone 480-515-8100
Listed on the New York Stock Exchange — MTH

Notice of Annual Meeting of Stockholders
Meeting Date: May 18, 2023
Time: 8:30 a.m. Pacific Time
Virtual location: See details below for registration
To Our Stockholders:
You are invited to attend the Meritage Homes Corporation 2023 annual meeting of stockholders, to be held in a virtual-only format via live audio webcast, at which we will conduct the following business:
1Election of five Class II directors, each to hold office until our 2025 annual meeting,
2Ratification of the selection of Deloitte & Touche LLP as the Company’s independent registered public accounting firm for the 2023 fiscal year,
3Advisory vote to approve compensation of our Named Executive Officers ("Say on Pay"),
4Advisory vote on the frequency of future advisory votes on Say on Pay,
5Amendment to our 2018 Stock Incentive Plan to increase the number of shares available for issuance, and
6The conduct of any other business that may properly come before the meeting or any adjournment or postponement thereof.

These items and information regarding the admission policy and procedures for attending the virtual Annual Meeting are more fully described in the accompanying proxy. Only stockholders of record at the close of business on March 23, 2023 are entitled to notice of, and to vote at, the annual meeting or any adjournment or postponement thereof.
YOUR VOTE IS IMPORTANT. WHETHER OR NOT YOU PLAN TO ATTEND VIRTUALLY, WE URGE YOU TO VOTE AND SUBMIT YOUR PROXY IN ADVANCE OF THE MEETING BY ONE OF THE METHODS DESCRIBED IN THE PROXY MATERIALS FOR THE ANNUAL MEETING. YOU MAY VOTE YOUR SHARES AND SUBMIT A PROXY OR VOTING INSTRUCTION CARD BY USING THE INTERNET, REGULAR MAIL OR TELEPHONE AS DESCRIBED HEREIN OR ON YOUR PROXY OR VOTING INSTRUCTION CARD.

By Order of the Board of Directors

Malissia Clinton, Secretary
Scottsdale, Arizona
March 24, 2023
IMPORTANT NOTICE REGARDING THE AVAILABILITY OF PROXY MATERIALS FOR THE SHAREHOLDER MEETING TO BE HELD ON MAY 18, 2023:
THIS PROXY STATEMENT AND MERITAGE’S 2022 ANNUAL REPORT TO STOCKHOLDERS ARE AVAILABLE AT INVESTORS.MERITAGEHOMES.COM. ADDITIONALLY, AND IN ACCORDANCE WITH THE SECURITIES AND EXCHANGE COMMISSION ("SEC") RULES, YOU MAY ACCESS THESE MATERIALS ON THE COOKIES-FREE WEBSITE INDICATED IN THE NOTICE OF INTERNET AVAILABILITY OF PROXY MATERIALS THAT YOU HAVE RECEIVED.

TABLE OF CONTENTS

MERITAGE HOMES | 2023 Proxy Statement 1

PROXY SUMMARY
MERITAGE HOMES CORPORATION
8800 EAST RAINTREE DRIVE
SUITE 300
SCOTTSDALE, ARIZONA 85260
(480) 515-8100
www.meritagehomes.com
Proxy Summary
This summary highlights selected information contained elsewhere in this proxy statement and is not intended to contain all of the information that you should consider. Please read the entire proxy statement carefully before voting.

General Information
Proxy Statement Purpose
The Board of Directors ("the Board") of Meritage Homes Corporation (“Meritage”, "we" or the “Company”) is furnishing this Proxy Statement to solicit your proxy for our 2023 Annual Meeting of Stockholders. This Proxy Statement contains information to help you decide how you want your shares to be voted. To understand the proposals fully, you should carefully read this entire proxy statement and the other proxy materials identified in the Important Notice Regarding the Availability of Proxy Materials for the Shareholder Meeting to be held on May 18, 2023 ("the Notice"). This proxy statement will be available on our website, and the Notice will be mailed to stockholders beginning on or about April 3, 2023.
Annual Meeting of Shareholders

May 18, 2023 8:30 a.m. Pacific Time	The meeting will be completely virtual and conducted via live audio webcast. You will be able to attend the meeting by first registering at https://viewproxy.com/meritage/2023/.	Record Date: March 23, 2023
Who Can Vote
Stockholders who hold shares of our common stock at the close of business on March 23, 2023, the record date, will be entitled to one vote for each share held regarding each of the matters proposed in this proxy statement. Only holders of record of common stock at the close of business on the record date will be permitted to vote, either prior to the meeting or at the virtual meeting. On the record date, there were 36,765,267 shares of Meritage common stock outstanding. The common stock is our only outstanding class of voting securities.
Voting Information
You can vote electronically at the virtual Annual Meeting or submit a proxy prior to the meeting to have your shares represented without attending the virtual meeting. The shares represented by a properly executed proxy will be voted as you direct. To submit a proxy, you must follow the instructions provided in this proxy statement and in the Notice. You may vote via the Internet, regular mail or by calling the telephone number provided in the Notice, and you will be asked to enter your control number. If you request a printed copy of these materials, you may also vote by filling out and signing the proxy or voting instruction card enclosed therein and returning it by mail in the envelope provided. Please make your request for a copy as instructed in the Notice on or before May 10, 2023 to facilitate timely delivery.
If you submit a signed proxy but do not indicate any voting instructions, your shares will be voted FOR the election of the director nominees named in this proxy statement, FOR the ratification of the selection of Deloitte & Touche LLP as the Company’s independent registered public accounting firm for fiscal 2023, FOR the advisory vote to approve the compensation of our named executive officers, 1 YEAR for the frequency of future advisory votes on Say on Pay, and FOR the amendment to our 2018 Stock Incentive Plan to increase the number of shares authorized for issuance.
You can revoke your proxy any time before it is voted by written notice delivered to the Company’s Secretary, by timely delivery of a later signed proxy (including via the Internet, regular mail, or telephone), or by voting electronically at the virtual meeting.
2 MERITAGE HOMES | 2023 Proxy Statement

PROXY SUMMARY

Attendance at the virtual meeting alone is not sufficient to revoke your proxy. You must also vote your shares to revoke your proxy.
Holders of Record and Beneficial Owners
If your shares are registered directly in your name with our transfer agent, you are considered the “holder of record” of those shares.
If your shares are held in a brokerage account or by another nominee, you are considered the “beneficial owner” of shares held in “street name,” and the Notice is being forwarded to you by your broker or nominee (the “record holder”) along with a voting instruction card. As the beneficial owner, you have the right to direct your record holder regarding how to vote your shares, and the record holder is required to vote your shares in accordance with your instructions.
As the holder of record or beneficial owner of shares, you are invited to attend the virtual Annual Meeting. Please note, however, that if you are a beneficial owner, you may not vote your shares electronically at the virtual meeting unless you obtain a “legal proxy” from the record holder that holds your shares. Instructions for requesting the "legal proxy" from the record holder will be mailed to beneficial owners.
Rules of the New York Stock Exchange (the “NYSE”) determine whether proposals presented at stockholder meetings are “routine” or “non-routine.” If a proposal is routine, a broker or other entity holding shares for a beneficial owner in street name may vote on the proposal if you do not provide voting instructions. If a proposal is non-routine, the broker or other entity may vote on the proposal only if the beneficial owner has provided voting instructions. A “broker non-vote” occurs when the broker or other entity is unable to vote on a proposal because the proposal is non-routine and the beneficial owner does not provide instructions. If you are a beneficial owner and do not give instructions to your record holder prior to the meeting, the record holder will be entitled to vote your shares in its discretion only on Proposal 2 (Ratification of Independent Registered Public Accounting Firm) and will not be able to vote your shares on Proposal 1 (Election of Directors), Proposal 3 (Advisory Vote to Approve Compensation of our Named Executive Officers), Proposal 4 (Advisory Vote on the Frequency of Future Advisory Votes on Say on Pay), or Proposal 5 (Amendment to our 2018 Stock Incentive Plan), and your shares will be treated as a “broker non-vote” on those proposals.
Quorum
The presence virtually or by proxy of stockholders representing a majority of the votes entitled to be cast at the meeting is necessary to constitute a quorum at the meeting. Abstentions and broker non-votes are counted as present for purposes of determining whether a quorum exists.

The Proposals

The following five proposals will be considered at the Annual Meeting:
Proposal		Board Vote Recommendation	Page Number
1	Election of Directors	FOR Each Nominee	6
2	Ratification of Independent Registered Public Accounting Firm	FOR	7
3	Advisory Vote to Approve Compensation of our Named Executive Officers	FOR	8
4	Advisory Vote on the Frequency of Future Advisory Votes on Say on Pay	ONE YEAR	10
5	Approval of Amendment to our 2018 Stock Incentive Plan to Increase the Authorized Number of Shares Available for Issuance	FOR	11

PROPOSAL 1
Election of Directors
Each Class II director nominee is up for election for a two-year term. Each director nominee was a director during 2022 and attended at least 75% of the aggregate of all meetings of the Board and of all Board committees on which they serve.

Name	Class	Age	Director Since	Independent	AC	CC	NGC	LC	ES&S
Peter L. Ax	II	63	2000	Yes	C		✓	✓
Gerald Haddock	II	75	2005	Yes			C	✓
Joseph Keough	II	53	2019	Yes	✓				✓
Phillippe Lord	II	49	2021	No
Michael R. Odell	II	59	2011	Yes		C

C	=	Committee Chair	AC	Audit Committee	NGC	Nominating/Governance Committee	ES&S	Environmental, Social and Sustainability Committee
✓	=	Member	CC	Executive Compensation Committee	LC	Land Committee
MERITAGE HOMES | 2023 Proxy Statement 3

PROXY SUMMARY

PROPOSAL 2
Ratification of Independent Registered Public Accounting Firm
Ratify the selection of Deloitte & Touche LLP as the Company’s independent registered public accounting firm for the 2023 fiscal year.

	Summary of Fees
	2022	2021
Audit fees	$1,225,000	$1,172,500
Audit-related fees	—	—
Tax fees	—	—
All other fees	—	—
Total fees	$1,225,000	$1,172,500

PROPOSAL 3
Advisory Vote to Approve Compensation of our Named Executive Officers
Stockholders will be given the opportunity to vote on an advisory resolution to approve the compensation of our Named Executive Officers (“NEOs”) (commonly referred to as “Say on Pay”).
Our executive compensation program is designed to drive and reward superior corporate performance, both annually and over the long-term. The Board believes the Company’s compensation policies and practices are effective in achieving the Company’s goals of paying for performance and aligning the NEO's long-term interests with those of our stockholders.
Compensation elements for our NEOs include:

Type	Form	Terms
Cash	Base Salary	Competitively market-based.
Cash	Annual Incentive Compensation	Based on achievement of performance goals that align with the Company's annual objectives.
Cash	Discretionary Bonuses	Based on specific individual achievements beyond those of the performance goals included in the annual incentive compensation program, subject to approval by the Executive Compensation Committee. Our long-standing practice is to limit discretionary payments.
Equity	Long-term Incentive Awards	Equity awards include a mix of time-based awards and performance-based awards, both of which vest on the third anniversary of the date of grant. Performance-based awards are earned based on goals aligned with the Company's long-term strategy and which span over a combination of a three-year cumulative period or three one-year measurement periods.
Other	Limited Perquisites	Primarily the reimbursement of certain life and disability (or equivalent) policies for the benefit of NEOs and their families and auto allowance for certain NEOs.

PROPOSAL 4
Advisory Vote on the Frequency of Future Advisory Votes on Say on Pay
Stockholders will be given the opportunity to vote on an advisory resolution regarding the frequency of future advisory votes on Say on Pay. As required by applicable SEC rules, we are again asking stockholders to indicate their preference for how frequently we conduct advisory Say on Pay votes. Consistent with the opinion of many investors, the Board believes our stockholders should be able to express their approval or disapproval of the compensation of our NEOs every year.

PROPOSAL 5
Amendment to our 2018 Stock Incentive Plan to Increase the Number of Shares Available for Issuance
Stockholders will be given the opportunity to vote on a proposal to approve additional shares to be authorized under our 2018 Stock Incentive Plan.

Shares currently available for future awards under our 2018 Stock Incentive Plan (as of March 23, 2023)	487,809
Additional shares to be authorized under our 2018 Stock Incentive Plan	800,000
Total proposed shares to be available	1,287,809
4 MERITAGE HOMES | 2023 Proxy Statement

PROXY SUMMARY

Other Matters
The management and Board of the Company know of no other matters to be brought before the meeting. If other matters are properly presented to the stockholders for action during the meeting or any adjournments or postponements thereof, it is the intention of the proxy holders named in this proxy to vote in their discretion on all matters on which the shares of common stock represented by such proxy are entitled to vote. The entire cost of this solicitation of proxies will be borne by the Company, including expenses incurred in connection with preparing, assembling and mailing the Notice. The Company may reimburse brokers or persons holding stock in their names or in the names of their nominees for their expenses in sending the proxy materials to beneficial owners who request paper copies. Certain officers, directors and regular employees of the Company, who will receive no extra compensation for their services, may solicit proxies by mail, telephone, facsimile, electronically or personally.

Corporate Governance
Meritage operates within a comprehensive plan of corporate governance for the purpose of defining responsibilities and setting high standards for ethical conduct. Our Board has established the following governance committees:

—	Audit Committee
—	Executive Compensation Committee ("Compensation Committee")
—	Nominating/Governance Committee
—	Land Committee
—	Environmental, Social and Sustainability Committee ("ES&S Committee")
The charter of each of these committees is available on our website, along with our Lead Director Charter, Code of Ethics, Corporate Governance Principles and Practices, Conflict of Interest and Related Party Transaction Policy, Securities Trading Policy, Human Rights Policy, Vendor Code of Conduct, Environmental Responsibility Policy and Responsible Marketing Policy. These items are also available in print, free of charge, to any stockholder who requests them by calling us or by writing to us at our principal executive offices at the address listed previously in this proxy statement, Attention: Secretary.

MERITAGE HOMES | 2023 Proxy Statement 5

PROPOSAL 1: ELECTION OF DIRECTORS
Election of Directors
(Proposal No. 1)
Our Board currently has eleven members. The directors are divided into two classes serving staggered two-year terms. This year, our Class II directors are up for election. The Board, upon the recommendation of the Nominating/Governance Committee, has nominated for re-election Peter L. Ax, Gerald Haddock, Joseph Keough, Phillippe Lord, and Michael R. Odell, all of whom are presently serving as Class II directors.
Biographical information for each of our director nominees is set forth beginning on page 20.
All nominees have consented to serve as directors. The Board of Directors has no reason to believe that any of the nominees will be unable to act as a director. However, should a nominee become unable to serve or should a vacancy on the Board occur before the annual meeting, the Board may either reduce its size or designate a substitute nominee. If a substitute nominee is named, your shares will be voted for the election of the substitute nominee designated by the Board. In the vote on the election of the director nominees, stockholders may vote FOR, AGAINST, or ABSTAIN for each director.
Unless you elect to vote differently by so indicating on your signed proxy, your shares will be voted FOR the Board’s nominees. To be elected a director, a director nominee must receive the affirmative vote of the majority of the votes cast, meaning, that the number of votes cast "for" a director nominee must exceed the number of votes "against" that director nominee. Any nominee for director who is an incumbent director but who is not elected by a majority of the votes cast, and with respect to whom no successor has been elected, will promptly tender his or her offer to resign to the Board of Directors for its consideration. The Nominating/Governance Committee will recommend to the Board of Directors whether to accept or reject the resignation offer, or whether other action should be taken. Broker non-votes and abstentions will not count as either votes for or against the nominee.
THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE “FOR” THE ELECTION OF THE ABOVE-NAMED NOMINEES AS DIRECTORS.

6 MERITAGE HOMES | 2023 Proxy Statement

PROPOSAL 2: RATIFICATION OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
Ratification of Independent Registered Public Accounting Firm
(Proposal No. 2)
The Board seeks an indication from stockholders of their approval or disapproval of the Audit Committee’s appointment of Deloitte & Touche LLP as our independent registered public accounting firm for fiscal 2023.
Deloitte & Touche LLP was appointed our auditor in 2004 and no relationship exists between the Company and Deloitte & Touche LLP other than the usual relationship between auditors and clients.
An affirmative vote of the majority of the votes cast at the annual meeting, at which a quorum is present, is required to ratify the selection of Deloitte & Touche LLP as the Company’s independent auditor. Abstentions will not be counted either for or against this proposal. If the appointment of Deloitte & Touche LLP as auditors for 2023 is not approved by stockholders, the adverse vote will be considered a direction to the Audit Committee to consider other auditors for next year. However, because of the difficulty in making any substitution of auditors after the beginning of the current year, the appointment in 2023 will stand, unless the Audit Committee determines there is a reason for making a change. In addition, even if the appointment is ratified, the Audit Committee in its discretion may direct the appointment of a different independent registered public accounting firm at any time during the year if it determines that such a change would be in the best interest of the Company and our stockholders.
THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE “FOR” PROPOSAL NO. 2.

MERITAGE HOMES | 2023 Proxy Statement 7

PROPOSAL 3: ADVISORY VOTE TO APPROVE COMPENSATION OF OUR NAMED EXECUTIVE OFFICERS

Advisory Vote to Approve Compensation of our Named Executive Officers
(Proposal No. 3)
Stockholders will be given the opportunity to vote on the following advisory resolution (commonly referred to as "Say on Pay"):
RESOLVED, that the compensation paid to the Company’s named executive officers, as disclosed herein pursuant to Item 402 of Regulation S-K, including the Compensation Discussion and Analysis, compensation tables and narrative discussion is hereby APPROVED.

Background on Proposal
In accordance with the Dodd-Frank Act and related SEC rules, stockholders are being given the opportunity to vote at the annual meeting on this advisory resolution regarding the compensation of our NEOs.
At our 2017 Annual Meeting of Stockholders, the Company's stockholders indicated, on an advisory vote basis, that they preferred that we hold Say on Pay votes on an annual basis (a say on frequency vote is required to be held at least once every six years). This Proposal No. 3 represents this year’s Say on Pay vote.
At our 2022 Annual Meeting of Stockholders (the "2022 Meeting"), the Company’s stockholders approved the compensation of our NEOs (on an advisory basis) by approximately 58% of total votes cast, a level of stockholder approval that was notably lower than in prior years. Subsequent to the 2022 Meeting, we sought to engage with our top 30 institutional stockholders, who accounted for over 73% of our total shares outstanding at December 31, 2022. Seven of the top 30 stockholders, over half of whom voted against the 2022 Say on Pay and whose shares represented 47% of the top 30 ownership, welcomed a conversation with members of our Board and executive management. They generally expressed that their negative votes were reflective of the one-time non-recurring payment in 2021 to our former NEO and General Counsel, C. Timothy White, upon his retirement. We accept the feedback from our stockholders. No such payments were paid during 2022, and none are contemplated to be paid in any future period. We will continue to limit discretionary payments and incorporate the expectations of stockholders when structuring or negotiating severance payments and benefits. As our Say on Pay support has exceeded 90% of the votes cast for the ten years prior to the 2022 Annual Meeting, the Board's goal is to return to this high level of support from our stockholders on the Say on Pay proposal at this year's annual meeting and beyond. Please refer to our Compensation Discussion and Analysis in this proxy statement beginning on page 29 for additional information regarding our stockholder outreach.
Our Board believes that our executive compensation pay practices remain disciplined, measured, and responsible, and have been recognized as such in prior years, including 2021, outside of the one-time payment to Mr. White. In fact, apart from the one-time payment, the stockholders that we engaged with generally expressed that all other NEO compensation structures and amounts were acceptable. Since we do not anticipate any payments outside of the existing compensation structures for our NEOs in future periods, we believe that concerns over this one-time non-recurring compensation event should be alleviated for the current and future years. Additionally, we will continue to make our executive compensation plan transparent and easy to understand.
Our Board and the Compensation Committee remain committed to a prudent approach to consider future executive employment agreements and other executive compensation arrangements. Maintaining our fair pay for performance culture that our stockholders have come to expect is paramount to attracting, retaining and motivating executives.
For a comprehensive description of our executive compensation program, philosophy and objectives, including the specific elements of executive compensation that comprised the program in 2022, please refer to the Compensation Discussion and Analysis section of this proxy statement. The Summary Compensation Table on page 47, and other executive compensation tables and accompanying narrative disclosures that follow it, provides additional information about the compensation that we paid to our NEOs in 2022. As described in the Compensation Discussion and Analysis, our executive compensation program is designed to drive and reward superior performance both annually and over the long term while simultaneously striving to be externally competitive.
Building on the unprecedented growth in 2020 and 2021, the homebuilding industry continued to expand in the first half of 2022. However, rapid increases in interest rates, inflation and a general deterioration in the economy cooled demand in the latter half of the year. Supply chain constraints, labor shortages and rising commodities costs that began in 2020 and 2021 also continued to persist throughout 2022. Our NEO's and management team successfully navigated the rapidly changing environment, increasing incentives and offering interest rate locks and buy downs to offset the increasing monthly mortgage payments for our customers, resulting in strong operational and financial performance in 2022, including our highest annual home closings, in both units and value, highest diluted EPS and our highest ever gross margin. Meritage's year-over-year results for certain key operating metrics follow (dollars in thousands):
8 MERITAGE HOMES | 2023 Proxy Statement

PROPOSAL 3: ADVISORY VOTE TO APPROVE COMPENSATION OF OUR NAMED EXECUTIVE OFFICERS

	2022	2021	Change
Home Closing Units	14,106	12,801	10.2%
Home Closing Revenue	$6,207,498	$5,094,873	21.8%
Home Order Units	11,759	13,808	(14.8)%
Home Order Value	$5,255,600	$5,796,813	(9.3)%
Backlog Units at period end	3,332	5,679	(41.3)%
Backlog Value at period end	$1,524,775	$2,516,164	(39.4)%
Home Closing Gross Margin	28.6%	27.8%	80 bps
Selling, general and administrative expenses (as a percentage of home closing revenue)	8.3%	9.2%	(90) bps
Earnings Before Income Taxes	$1,289,318	$954,834	35.0%
Diluted Earnings per Common Share	$26.74	$19.29	38.6%

The Compensation Committee continually evaluates the compensation packages for our NEOs and adjusts them annually or as conditions warrant, including setting performance targets for both cash and equity awards, some of which have been forfeited in previous years where performance targets were not met. The Compensation Committee engages an external compensation consultant regarding the design of our executive compensation program. The Company has implemented prudent and responsible compensation policies in the stockholders’ interest, some of which include:
•A substantial portion of compensation is incentive-based and is "at-risk", as discussed beginning on page 33.
•Incentive-based compensation is balanced between cash and equity awards, as discussed beginning on page 33.
•The employment agreements for our CEO and our NEOs include a provision for the clawback (or offset) of incentive bonuses to the extent any financial results are misstated as the result of the NEO’s willful misconduct or gross negligence.
•NEOs must comply with stock ownership requirements, as discussed on page 37.
•Perquisites are limited to auto allowances and reimbursement of certain life and disability or long-term care insurance premiums, and limited other benefits as discussed on page 41.

Effects of Advisory Vote
Because the vote on this proposal is advisory in nature, it will not affect any compensation already paid or awarded to our NEOs and will not be binding on the Board of Directors or the Compensation Committee. However, the Compensation Committee will consider the outcome of the vote when making future executive compensation decisions.
An affirmative vote of a majority of the votes cast at the annual meeting, at which a quorum is present, is required to approve this advisory vote. Broker non-votes and abstentions have no effect on the result of the vote.
THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE “FOR” APPROVAL OF THE RESOLUTION SET FORTH ABOVE TO APPROVE THE COMPENSATION OF OUR NAMED EXECUTIVE OFFICERS
MERITAGE HOMES | 2023 Proxy Statement 9

PROPOSAL 4: ADVISORY VOTE ON THE FREQUENCY OF FUTURE ADVISORY VOTES ON SAY ON PAY
Advisory Vote on the Frequency of Future Advisory Votes on Say on Pay
(Proposal No. 4)
Stockholders will be given the opportunity to vote on the following advisory resolution:
RESOLVED, that the stockholders shall be given the opportunity to vote on an advisory resolution regarding the compensation of the Company's named executive officers (vote for one alternative only):
•every year
•every two (2) years; or
•every three (3) years.

Background on Proposal
In accordance with the Dodd-Frank Act and related SEC rules, stockholders are being given the opportunity to vote at the annual meeting on an advisory resolution regarding the compensation of our NEOs. See Proposal 3 beginning at page 8. The Dodd-Frank Act and applicable SEC rules also require that, at least once every six years, stockholders be given the opportunity to vote on the advisory resolution set forth above regarding the frequency of future stockholder advisory votes on Say on Pay. Our last vote on the frequency of future Say on Pay votes on the compensation of the Company’s NEOs was held at the Company’s 2017 Annual Meeting of Stockholders and, accordingly, we are asking stockholders at this year’s Annual Meeting of Stockholders to vote on an advisory resolution regarding the frequency of future stockholder votes on Say on Pay.
Stockholders may vote to recommend that future Say on Pay votes be held every year, every two years or every three years. After careful consideration of this Proposal No. 4, our Board of Directors has determined that an advisory vote on executive compensation that occurs every year is the most appropriate alternative for us, and therefore our Board of Directors recommends that you vote for an annual advisory vote on executive compensation. In formulating its recommendation, our Board of Directors considered that an annual advisory vote on the compensation of our named executive officers will provide our stockholders with direct and timely input on our executive compensation.
The frequency option (i.e. every year, every two years or every three years) that receives a plurality of the votes cast on this proposal will be deemed the recommended option of stockholders. Broker non-votes and abstentions will have no effect on the result of the vote.

Effects of Advisory Vote
Because the vote on this proposal is advisory in nature, it will not be binding on the Board of Directors. If stockholders vote on a plurality basis for holding Say on Pay Votes annually, the Board of Directors will continue to conduct a Say on Pay vote each year. If stockholders indicate a preference for holding a Say on Pay vote less frequently than every year, the Board of Directors will consider the outcome of the vote along with other factors when making its decision about the frequency of future advisory Say on Pay votes.
THE BOARD UNANIMOUSLY RECOMMENDS THAT YOU VOTE IN FAVOR OF HOLDING FUTURE STOCKHOLDER ADVISORY VOTES ON THE COMPENSATION OF OUR NAMED EXECUTIVE OFFICERS EVERY YEAR.

10 MERITAGE HOMES | 2023 Proxy Statement

PROPOSAL 5: AMENDMENT TO OUR 2018 STOCK INCENTIVE PLAN
Amendment to our 2018 Stock Incentive Plan (Proposal 5)
(Proposal No. 5)
The Board of Directors has reviewed the shares currently available under the 2018 Stock Incentive Plan (the "2018 Plan") and has determined that it is appropriate to increase the maximum number of shares authorized for issuance under the 2018 Plan. As of March 23, 2023, restricted stock units representing 760,194 shares were outstanding under the 2018 Plan. As of March 23, 2023, the total number of shares of common stock available for awards under the Plan is 487,809, which the Board believes is inadequate for the purpose of providing future equity incentives. The Board has determined that increasing the amount of shares of common stock issuable under the 2018 Plan is necessary in order to be able to grant additional equity awards to continue to retain and motivate key employees. When reviewing the number of shares available in the Plan, the Board receives a full analysis prepared by the Company's proxy advisor to ensure the number of additional shares being proposed is in alignment with stockholder guidelines. Our goal is to maintain up to a five year supply of shares available for grant, while not dropping below a two year supply. As a result, the Board is asking the stockholders to approve an amendment to the 2018 Plan that would increase the number of shares authorized for issuance by 800,000 from 1,250,000 to 2,050,000.
The Board believes the 2018 Plan promotes success and enhances our value because it ties the personal interests of the participants to those of stockholders and provides the participants with an incentive to increase stockholder value. In reaching our conclusion as to the appropriateness of the additional share proposal, we reviewed key metrics that are typically used to evaluate such proposals. Many investors use a burn rate calculation in order to quantify how quickly a company uses its shareholder capital. Meritage has a three-year burn rate of 0.86%. Additionally, many investors look at voting power dilution to assess the effect that shares will have on dilution. Full voting power dilution of all outstanding awards and available shares, including the 800,000 additional shares added under the Plan as of December 31, 2022, would yield a 5.26% dilution for Meritage, which is well below our industry classification median.
Certain material features of the 2018 Plan are discussed below, and the full document is available on our website at investors.meritagehomes.com. The full text of the amendment is attached as Appendix A. The closing price for our common stock on March 23, 2023, as reported on the NYSE, was $113.45 per share. If approved, we anticipate filing a Form S-8 registration statement with the SEC shortly after the annual meeting to register the additional shares.

Administration
The 2018 Plan is administered by the Compensation Committee. The Compensation Committee has the authority to interpret and administer the 2018 Plan in order to carry out the purposes of the 2018 Plan. The Compensation Committee has the authority to determine those persons eligible to receive awards, the number of shares subject to an award and to establish and interpret the terms and conditions of any awards. The Compensation Committee may also make exceptions to the provisions of any awards. All determinations of the Compensation Committee are final and binding. In the case of awards made to non-employee directors, the Board, and not the Compensation Committee, shall administer the 2018 Plan.

Eligibility
Awards may be made to any officer, employee or executive of the Company, as well as to non-employee directors and consultants or advisors to the Company. Prospective non-employee directors and employees may also be granted awards but no portion of such awards shall vest, become exercisable, be issued, or become effective prior to the date on which such individual begins to provide services to the Company. As of December 31, 2022, there were nine non-employee directors and approximately 121 officers and employees of the Company and its subsidiaries eligible to participate in the 2018 Plan.

Shares Subject to Plan; Individual Sublimits
The total number of shares of stock available for grant under the 2018 Plan is 1,250,000, plus the number of shares of stock that were authorized but unissued under our prior 2006 Stock Incentive Plan and all other prior plans as of May 13, 2019. The total number of shares available will be reduced by one share for each share issued. If any award granted under the 2018 Plan terminates, expires, or lapses for any reason, or is paid in cash, any stock subject to or surrendered for such award will again be stock available for the grant of an award under the 2018 Plan. The exercise of a stock-settled stock appreciation right ("SAR"), or broker- assisted “cashless” exercise of an option (or a portion thereof) will reduce the number of shares of stock available for grant under the 2018 Plan by the entire number of shares of stock subject to that SAR or option (or applicable portion thereof), even though a smaller number of shares of stock will be issued upon such an exercise. Also, shares of stock tendered to pay the exercise price of an option or tendered or withheld to satisfy a tax withholding obligation arising in connection with an award will not again become available for use under the 2018 Plan.
MERITAGE HOMES | 2023 Proxy Statement 11

PROPOSAL 5: AMENDMENT TO OUR 2018 STOCK INCENTIVE PLAN
The maximum number of shares of stock subject to incentive stock options under the 2018 Plan is 1,250,000. The maximum number of shares of stock that may be granted to any one participant during any 12-month period with respect to one or more awards is 200,000. The maximum value of awards granted to any one participant who is a non-employee director during any 12-month period is $750,000 less any retainer fees, lead director fees, meeting fees or other fees paid to such individual as compensation for their Board service during such 12-month period.

Type of Awards
The Plan allows for grants of stock options, stock appreciation rights, restricted stock, performance shares, and restricted stock units (each, an “Award”), whether granted alone or in combination, pursuant to which shares of common stock, cash or a combination thereof may be delivered to the Award recipient.
Options. An option is the right to purchase shares of common stock at a future date at a specified exercise price. The Compensation Committee may grant both nonqualified stock options and incentive stock options under the Plan. The per share exercise price will be determined by the Compensation Committee but must be at least equal to the fair market value of the underlying shares of common stock on the date of grant. The Compensation Committee determines the date after which options may be exercised in whole or in part and the expiration date of each option, which cannot be more than 10 years from the date of grant. However, in the case of an incentive stock option granted to a participant who holds more than 10% of the voting power of the Company, the exercise price must be at least 110% of the fair market value of the underlying shares of common stock on the date of grant and the expiration date cannot be more than five years from the date of grant. The exercise price of an option may be paid in shares of common stock, cash or a combination thereof, as determined by the Compensation Committee, including an irrevocable commitment by a broker to pay the exercise price from the proceeds of a sale of shares issuable under the option, the delivery of previously owned shares or withholding of shares deliverable upon exercise. Options cannot, without stockholder approval, be repriced, cancelled and regranted at a lower exercise price, or repurchased for cash, other than in connection with a change in the Company’s capitalization. As a general rule, if a participant incurs a termination of employment on account of disability or death before an option lapses, except as may be provided in a participant's employment agreement, the option shall lapse, unless it is previously exercised, on the earlier of: (i) the scheduled termination date of the option; or (ii) 12 months after the date of the participant’s termination of employment on account of death or disability.
Stock Appreciation Rights. A stock appreciation right is a right to receive the appreciation in value of one share of common stock of the Company. Appreciation is calculated as the excess of (i) the fair market value of a share of stock on the date of exercise over (ii) the base value fixed by the Compensation Committee on the date of grant, which may not be less than the fair market value of a share of stock on the date of grant. Payment for SARs shall be made in cash, stock, or a combination thereof. The Compensation Committee determines the date after which options may be exercised in whole or in part and the expiration date of each option, which cannot be more than 10 years from the date of grant. Stock appreciation rights cannot, without stockholder approval, be repriced, cancelled and regranted at a lower exercise price, or repurchased for cash, other than in connection with a change in the Company’s capitalization.
Restricted Stock Awards. Awards of shares of stock may be granted under the Plan, although the shares are generally subject to a risk of forfeiture or to other conditions or restrictions for specified periods of time. The Compensation Committee does not typically issue a stock certificate representing a restricted stock award until the restrictions applicable to all or part of the award have lapsed, and the Compensation Committee has discretion to waive in whole or in part restrictions or forfeiture conditions relating to the restricted stock award.
Performance Share Awards. Performance share awards are rights to receive, cash, shares of common stock or a combination thereof, an amount equal to the value of common stock if certain performance goals are attained.
Restricted Stock Units. A restricted stock unit is a right to receive a specified number of shares of common stock in the future, at no monetary cost to the participant, the payment of which is subject to certain restrictions and the risk of forfeiture as determined by the Compensation Committee.

Treatment of Awards Upon Termination of Employment and Change of Control
The 2018 Plan provides that, except as may otherwise be provided in an award agreement or other written document, such as an employment agreement or a change of control agreement, if a change of control occurs and Awards are converted, assumed, or replaced by a successor, the Compensation Committee has the discretion to cause all outstanding Awards to become fully exercisable and all restrictions on outstanding Awards to lapse. If a change of control occurs and the Awards are not converted, assumed, or replaced by a successor, all outstanding Awards shall automatically become fully exercisable and all restrictions on outstanding Awards shall lapse. The 2018 Plan also permits an award agreement to provide accelerated vesting upon death, disability, change of control, retirement, termination for good reason or termination by the Company without cause.

Amendment to or Termination of The 2018 Plan
The Compensation Committee, with the Board’s approval, may amend, alter or discontinue the 2018 Plan. However, other than in connection with a change in the Company’s capitalization, no amendment may be made without stockholder approval if such amendment would:
12 MERITAGE HOMES | 2023 Proxy Statement

PROPOSAL 5: AMENDMENT TO OUR 2018 STOCK INCENTIVE PLAN
•increase the maximum number of shares of common stock for which Awards may be granted under the 2018 Plan;
•permit the Compensation Committee to grant options or stock appreciation rights with an exercise price or base value that is below the fair market value of a share of common stock on the date of grant;
•permit the Compensation Committee to extend the exercise period for an option or stock appreciation right beyond 10 years from the date of grant;
•permit the Compensation Committee to reprice or reduce the exercise price or base value of previously-granted options or stock appreciation right;
•expand the types of awards available for grant under the 2018 Plan;
•expand the class of individuals eligible to participate under the 2018 Plan; or
•require stockholder approval under any laws, regulation or stock exchange rule.

Minimum Vesting Requirement
The 2018 Plan imposes a minimum vesting requirement on Awards such that no portion of any Award shall vest prior to the 12-month anniversary of the date of grant. This minimum vesting requirement does not apply to 5% of the total number of shares reserved for grant under the 2018 Plan. Notwithstanding the foregoing, the Committee may include provisions calling for the accelerated vesting of an Award upon a change of control, death, disability, retirement, voluntary termination for good reason, or termination by the Company without cause.

Non-transferability
Unless otherwise determined by the Compensation Committee, no award granted under the 2018 Plan may be sold, transferred, pledged, assigned, or otherwise alienated or hypothecated, other than by will or by the laws of descent and distribution. Subject to the requirements set forth in the 2018 Plan, the Compensation Committee may permit the transfer of Awards to family members.

Clawback
Every award granted under the 2018 Plan is subject to potential forfeiture or recovery to the fullest extent called for by law, any applicable listing standard, or any current or future clawback policy that may be adopted by the Company from time to time, including, without limitation, any clawback policy adopted to comply with the final rules issued by the SEC and the final listing standards to be adopted by the NYSE pursuant to Section 954 of the Dodd-Frank Wall Street Reform and Consumer Protection Act.

Tax Withholding
The Company shall have the power to withhold, or require a participant to remit to the Company, up to the maximum amount necessary, in the applicable jurisdiction, to satisfy federal, state, and local withholding tax requirements on any Award under the 2018 Plan. To the extent that alternative methods of withholding are available under applicable laws, the Compensation Committee will have the power to choose among such methods including through the mandatory or elective sale of shares of common stock, by electing to have the Company withhold a portion of the shares that would otherwise be issued upon exercise of an Award or by tendering shares already owned by the participant.

Duration of The Plan
The Plan by its terms terminates on May 17, 2028.

Material U.S. Federal Tax Consequences
The following is only a summary of the material consequences of U.S. federal income taxation to the participant and the Company with respect to the grant and exercise of options under the Plan, provided in accordance with the requirements in Proxy Item 10(b)(2). The summary is not complete, does not discuss the income tax laws of any state or foreign country in which a participant may reside, and is subject to change. Participants in the Plan should consult their own tax advisors regarding the specific tax consequences to them of participating in and receiving options under the Plan.
Nonqualified Stock Options and Stock Appreciation Rights. Generally, a participant will not recognize income upon the grant of a nonqualified stock option or a stock appreciation right; instead, the holder of a nonqualified stock option or a stock appreciation right will recognize ordinary income at the time of exercise in an amount equal to the excess of the fair market value of the common stock at the time of exercise over the exercise price. On a subsequent sale of the shares of common stock received upon exercise, the difference between the net proceeds of sale and the fair market value of the shares on the date of exercise will generally be taxed as capital gain or loss (long-term or short-term, depending on the holding period).
MERITAGE HOMES | 2023 Proxy Statement 13

PROPOSAL 5: AMENDMENT TO OUR 2018 STOCK INCENTIVE PLAN
Incentive Stock Options. A participant will not recognize income upon the grant of an incentive stock option. In addition, a participant will not recognize income upon the exercise of an incentive stock option if the participant satisfied certain employment and holding period requirements. To satisfy the employment requirement, a participant must exercise the option not later than three months after he or she ceases to be an employee of the Company or any of its subsidiaries (or later than one year if he or she is disabled), unless he or she has died. To satisfy the holding period requirement, a participant must hold the stock acquired upon exercise of the incentive stock option more than two years from the date of grant of the stock option and more than one year after the transfer of the shares of common stock to him or her. If these requirements are satisfied the participant will on the sale of such stock be taxed on any gain, measured by the difference between the option exercise price and the net proceeds of sale, generally at long-term capital gains rates.
If shares of common stock acquired upon the timely exercise of an incentive stock option are sold, exchanged, or otherwise disposed of without satisfying the holding period requirements, the participant will, in the usual case, recognize (i) capital gain in an amount equal to the excess, if any, of the sales price over the fair market value of the shares on the date of exercise; (ii) ordinary income in an amount equal to the excess, if any, of the lesser of the sales price or the fair market value of the shares on the date of exercise over the option exercise price of the option; and (iii) capital loss equal to the excess, if any, of the option exercise price over the sales price.
Individuals are subject to an “alternative minimum tax” based upon an expanded tax base to the extent such tax exceeds the regular tax liability. The amount by which the fair market value of the shares acquired upon exercise of an incentive stock option exceeds the exercise price will be included as a positive adjustment in the calculation of the employee’s “alternative minimum taxable income” in the year of exercise. The “alternative minimum tax” imposed on individual taxpayers is generally equal to the amount by which a specified percentage of the individual’s alternative minimum taxable income (reduced by certain exemption amounts) exceeds his or her regular income tax liability for the year.
Stock options otherwise qualifying as incentive stock options will be treated as nonqualified stock options to the extent that the aggregate fair market value of stock with respect to which incentive stock options are exercisable for the first time by a participant during any calendar year (under all of the Company’s plans) exceeds $100,000 based on the fair market value of the stock at the date of grant.
If certain awards fail to comply with Internal Revenue Code Section 409A, a participant must include in ordinary income all deferred compensation conferred by the award, pay interest from the date of the deferral and pay an additional 20% tax. The award agreement for any award that is subject to Section 409A may include provisions necessary for compliance as determined by the Compensation Committee. The Company intends (but cannot and does not guarantee) that awards granted under the Plan will comply with the requirements of Section 409A or an exception thereto and intends to administer and interpret the Plan in such a manner. Subject to the $1 million dollar deduction limit imposed by Section 162(m) of the Code, the Company will generally be entitled to a tax deduction corresponding in amount and time to the participant’s recognition of ordinary income in the circumstances described above, provided, among other things, that such deduction meets the test of reasonableness and is an ordinary and necessary business expense. However, in connection with a change in control of the Company and depending upon the terms and conditions of Awards granted under the Plan and upon the individual circumstances of the participants, certain amounts with respect to Awards granted under the Plan may constitute “excess parachute payments” under the “golden parachute” provisions of Section 280G of the Code. Under these provisions, a participant will be subject to a 20% excise tax on any “excess parachute payment” and the Company will be denied any deduction with respect to such payment.

Plan Benefits
The issuance of any awards under the Plan will be at the discretion of the Compensation Committee. Therefore, except as set forth in footnote (1) below, it is not possible to determine the number of shares that will be granted to any individual in the future. As discussed elsewhere in this proxy statement, currently, each of our NEOs compensation is structured based on the terms of their respective employment agreement. These employment agreements contemplate that each NEO will receive an annual grant of restricted stock units and performance-based shares having an aggregate value for Messrs. Lord and Hilton, Mss. Sferruzza and Clinton, and Messrs. Szubinski and Feliciano of $4,050,000, $1,000,000, $1,450,000, $824,000, $1,300,000, and $645,000 respectively. The ultimate number of shares to be awarded pursuant to the NEOs employment agreements will be determined based on the market value of our common stock on the date of grant, and with respect to the performance shares awards, the Company’s achievement levels of the applicable performance targets, which achievement may vary from 0% to 200%. Also as discussed elsewhere in this proxy statement, 75% of the compensation paid to our non-employee directors in the aggregate is in the form of equity awards. Accordingly, we anticipate that in future periods our non-employee directors will be granted restricted stock units under the Plan determined on the date of grant based on the market value of our common stock on such grant date. The following table sets forth the number of restricted stock units and performance share awards granted as equity incentive awards during 2022 under the 2018 Plan to (i) all our named executive officers, individually and as a group; (ii) all current directors and director nominees who are not executive officers, individually and as a group; and (iii) all employees, including all current officers who are not executive officers, as a group.
14 MERITAGE HOMES | 2023 Proxy Statement

PROPOSAL 5: AMENDMENT TO OUR 2018 STOCK INCENTIVE PLAN

Individual or Group Name and Position	Dollar Value (1)	Aggregate Restricted Stock Units and Performance Awards Granted (1)	Stock Options Granted	Weighted Average Exercise Price per Share (2)
Executive Officers
Phillippe Lord, CEO	$3,667,484	36,518	—
Hilla Sferruzza, EVP, CFO	$1,477,117	14,708	—
Steven J. Hilton, Executive Chairman	$1,018,757	10,144	—
Clint Szubinski, EVP, COO	$1,324,263	13,186	—
Malissia Clinton, EVP, GC	$589,748	6,644	—
Javier Feliciano, EVP, CPO	$547,542	5,452	—
Executive Officer Group (six persons)	$8,624,911	86,652	—
Non-Executive Director Group
Peter L. Ax, Non-Employee Director and Nominee	$233,975	2,500	—
Raymond Oppel, Non-Employee Director	$233,975	2,500	—
Gerald Haddock, Non-Employee Director and Nominee	$233,975	2,500	—
Dana C. Bradford, Non-Employee Director	$233,975	2,500	—
Michael R. Odell, Non-Employee Director and Nominee	$233,975	2,500	—
Deborah Ann Henretta, Non-Employee Director	$233,975	2,500	—
Joseph Keough, Non-Employee Director and Nominee	$233,975	2,500	—
P. Kelly Mooney, Non-Employee Director	$233,975	2,500	—
Louis E. Caldera, Non-Employee Director	$233,975	2,500	—
Non-Executive Director Group (nine persons)	$2,105,775	22,500	—
Non-Executive Officer Employee Group (about 123 persons)	$19,858,486	212,514	—
Each associate of any such directors, executive officers or nominees	$—	—	—
Each other person who received or is to receive 5% of such options or rights	$—	—	—
(1) Includes performance share awards granted (at target levels, grant date value as reflected in the Summary Compensation Table and Director Compensation Table) to our NEO’s including those where the performance criteria has not yet been achieved. Does not include shares granted in the first quarter of 2023. In February 2023, Messrs. Lord, Hilton, Szubinski, and Feliciano, and Mss. Sferruzza and Clinton were granted 18,774, 4,635, 6,026, 2,989, 6,721 and 3,819 restricted stock units, respectively, and an equal number of performance shares (at target levels). Also in February 2023, each non-Executive Director received a total grant of 2,100 restricted shares, and the non-executive employee group received grants aggregating 116,448 restricted shares.
(2) Weighted average exercise price per share is not applicable as no options were granted in 2022.

The affirmative vote of a majority of the votes cast on the proposal is required for approval of this amendment to the Plan. Broker non-votes and abstentions will not have any effect on the result of the vote.

THE BOARD RECOMMENDS THAT YOU VOTE “FOR” THE PROPOSAL TO APPROVE AN AMENDMENT TO THE 2018 STOCK INCENTIVE PLAN TO INCREASE THE NUMBER OF SHARES OF COMMON STOCK AUTHORIZED FOR ISSUANCE THEREUNDER.
MERITAGE HOMES | 2023 Proxy Statement 15

SECURITY OWNERSHIP BY MANAGEMENT AND PRINCIPAL STOCKHOLDERS

Security Ownership by Management and Principal Stockholders
Management. The following table summarizes, as of March 23, 2023, the number and percentage of outstanding shares of our common stock beneficially owned by the following:
•each Meritage director and nominee for director;
•each executive officer named in the Summary Compensation Table; and
•all Meritage directors and executive officers as a group.

Name Of Beneficial Owner (1)	Position With The Company	Number Of Shares Owned		Right To Acquire By May 22, 2023	Total Shares Beneficially Owned (2)	Percent Of Outstanding Shares (3)
Steven J. Hilton	Director, Executive Chairman	395,366	(4)	—	395,366	1.1%
Raymond Oppel	Director	10,000		—	10,000	*
Peter L. Ax	Director	18,029	(5)	—	18,029	*
Gerald Haddock	Director	8,000		—	8,000	*
Dana C. Bradford	Director	56,500		—	56,500	*
Michael R. Odell	Director	35,000		—	35,000	*
Deborah Ann Henretta	Director	19,367		—	19,367	*
Joseph Keough	Director	12,750		—	12,750	*
P. Kelly Mooney	Director	8,250		—	8,250	*
Louis E. Caldera	Director	2,500			2,500	*
Phillippe Lord	Director, Chief Executive Officer	91,101	(6)	—	91,101	*
Hilla Sferruzza	Executive Vice President and Chief Financial Officer	42,918		—	42,918	*
Clint Szubinski	Executive Vice President and Chief Operating Officer	4,230		—	4,230	*
Malissia Clinton	Executive Vice President, General Counsel and Secretary	—		—	—	—
Javier Feliciano	Executive Vice President and Chief People Officer	14,594		—	14,594	*
All current directors and executive officers as a group (15 persons)		718,605		—	718,605	2.0%
*Less than 1%.
(1)The address for our directors and executive officers is c/o Meritage Homes Corporation, 8800 East Raintree Drive, Suite 300, Scottsdale, Arizona 85260.
(2)The amounts shown include the shares of common stock actually owned as of March 23, 2023, and the shares that the person or group had the right to acquire within 60 days of that date. The number of shares includes shares of common stock owned by other related individuals and entities over whose shares of common stock such person has custody, voting control or the power of disposition.
(3)Based on 36,765,267 shares outstanding as of March 23, 2023.
(4)Shares are held by family trusts except for 17,000 shares held in a charitable trust, which is controlled by Mr. Hilton.
(5)All shares are held by a living trust.
(6)46,660 shares are held in a family limited partnership controlled by Mr. Lord.

16 MERITAGE HOMES | 2023 Proxy Statement

SECURITY OWNERSHIP BY MANAGEMENT AND PRINCIPAL STOCKHOLDERS

Certain Other Beneficial Owners. Based on filings made under the Securities Exchange Act of 1934, as amended (the “Exchange Act”), as of March 23, 2023, the only known beneficial owners of more than 5% of Meritage common stock are shown in the following table:

		Shares Beneficially Owned
Name of Other Beneficial Owners	Address Of Beneficial Owner	Number	Percent
BlackRock, Inc. (1)	55 East 52nd Street, New York, NY 10055	6,241,502	17.0%
The Vanguard Group (2)	100 Vanguard Blvd., Malvern, PA 19355	4,246,391	11.6%
(1)Based solely on a Schedule 13G/A filed with the SEC on January 26, 2023, BlackRock, Inc. and certain affiliated entities have sole voting power with respect to 6,170,661 shares and sole dispositive power with respect to 6,241,502 shares. The Schedule 13G/A discloses that the interest of iShares Core S&P Small-Cap ETF holds more than five percent of the outstanding stock of the Company.
(2)Based solely on a Schedule 13G/A filed with the SEC on February 09, 2023, The Vanguard Group has shared voting power with respect to 30,500 shares, sole dispositive power with respect to 4,179,282 shares, and shared dispositive power with respect to 67,109 shares.

For each of the reporting owners set forth above, the beneficially owned shares are held in various individual funds owned or managed by the reporting owners.

There are no stockholders with preferential voting or non-voting shares.

MERITAGE HOMES | 2023 Proxy Statement 17

CORPORATE GOVERNANCE PRINCIPLES AND BOARD MATTERS

Corporate Governance and Board Matters

Role of the Board of Directors
The Board is elected by the stockholders to oversee the stockholders’ interests in the operation and overall success of our business. The Board serves as our ultimate decision-making body, except for those matters that require a vote of our stockholders. The Board selects and oversees the members of executive management who are charged by the Board with conducting our business. We have established, and operate in accordance with, a comprehensive plan of corporate governance that defines and sets ethical standards for the conduct of our directors, officers and employees. This plan provides an important framework within which the Board can pursue our strategic objectives and ensure long-term stockholder value.

Corporate Governance Principles and Practices
We have adopted Corporate Governance Principles and Practices that define the key elements of our corporate governance framework and philosophy, including:

•director qualifications,	•director access to officers and employees,
•independence criteria,	•our philosophy with respect to director compensation,
•director responsibilities,	•Board evaluation process,
•committee responsibilities and structure,	•confidentiality requirements,
•officer and director stock ownership requirements,	•director orientation and continuing education, and
•director resignation policy,	•our plans with respect to management succession.
Our Corporate Governance Principles and Practices are available on our website at investors.meritagehomes.com. These principles are reviewed regularly by the Nominating/Governance Committee and changes are made as the Committee deems appropriate.

Director Qualifications and Diversity
Our Board is comprised of a group of individuals whose previous experience, financial and business acumen, personal ethics and dedication and commitment to our Company allow the Board to complete its key task as the overseer and governing body of the Company. The specific experience and qualifications of each of our Board members are set forth below. The Board is committed to a policy of inclusiveness and diversity. The Board believes members should be comprised of persons with diverse backgrounds, skills, expertise, and experiences, including the following:
•management or board experience in a wide variety of enterprises and organizations,
•banking, capital markets and finance,
•accounting,
•legal and regulatory,
•real estate, including homebuilding, commercial and land development,
•technology and cyber security,
•sales, marketing and branding,
•environmental, social and governance ("ESG") and human capital, and
•operations.

18 MERITAGE HOMES | 2023 Proxy Statement

CORPORATE GOVERNANCE PRINCIPLES AND BOARD MATTERS

The below matrix illustrates the key skills, expertise, and experience of each director:

Capabilities	Steven J. Hilton	Phillippe Lord	Peter L. Ax	Raymond Oppel	Gerald Haddock	Dana C. Bradford	Michael R. Odell	Deborah Ann Henretta	Joseph Keough	P. Kelly Mooney	Louis E. Caldera
Current Executive Management	X	X	X		X	X	X		X	X
Cyber/IT/Technology			X					X
ESG								X			X
Financial	X		X		X	X	X	X	X		X
Home Building/Real Estate	X	X		X					X
Human Capital										X	X
Legal, Regulatory & Compliance			X		X						X
Manufacturing or Operations	X	X		X	X	X	X	X
Marketing & Sales	X		X	X		X	X	X		X
Private Board	X		X	X	X	X	X	X	X	X	X
Public Board	X		X	X	X	X	X	X	X	X	X
Our bylaws require a customary majority voting standard for the election of directors. In addition, our Corporate Governance Principles and Practices require that any nominee for director who is an incumbent director but who is not elected by the vote required in the bylaws, and with respect to whom no successor has been elected, promptly tender his or her offer to resign to the Board for its consideration. The Nominating/Governance Committee of the Board will recommend to the Board whether to accept or reject the resignation offer, or whether other action should be taken. In determining whether to recommend that the Board accept any resignation offer, the Nominating/Governance Committee will be entitled to consider all factors believed relevant by the Nominating/Governance Committee’s members. The Board will act on the Nominating/Governance Committee’s recommendation within 90 days following certification of the election results and will announce its determination and rationale in a Form 8-K. In deciding whether to accept the resignation offer, the Board will consider the factors considered by the Nominating/Governance Committee and any additional information and factors that the Board believes to be relevant. If the Board accepts a director’s resignation offer pursuant to its process, the Nominating/Governance Committee will recommend to the Board and the Board will thereafter determine what action, if any, will be taken with respect to any vacancy created by a resignation. Any director who tenders his or her resignation pursuant to this policy will not participate in the proceedings of either the Nominating/Governance Committee or the Board with respect to his or her own resignation.
In case of a Board vacancy or if the Board elects to increase its size, determinations regarding the eligibility of director candidates are made by the Nominating/Governance Committee, which considers the candidate’s qualifications as to skills and experience in the context of the needs of the Board and our stockholders. When seeking new Board candidates, the Nominating/Governance Committee is committed to a policy of inclusiveness and will take reasonable steps to ensure that women and people of color are considered for the pool of candidates from which the Board nominees are chosen, and will endeavor to include candidates from non-traditional venues. Currently, the Board has retained a search firm with a search underway to replace potential director retirements in the near term.
The following charts and biographies provide summary information about the tenure, demographics and experience of our directors as of March 23, 2023:
(a) Includes two females and one person of color.

MERITAGE HOMES | 2023 Proxy Statement 19

CORPORATE GOVERNANCE PRINCIPLES AND BOARD MATTERS

Our Board is comprised of the following members:
Class I Directors

Steven J. Hilton, 61
Mr. Hilton is the Executive Chairman of Meritage Homes and has been a director since 1996. Mr. Hilton led Meritage Homes for 35 years as Chairman and Chief Executive Officer until his retirement as CEO effective January 1, 2021. In 1985, Mr. Hilton cofounded Arizona-based Monterey Homes, the predecessor company to Meritage Homes. Under Mr. Hilton’s leadership, Monterey became publicly traded in 1997.

Mr. Hilton received a Bachelor’s degree in Accounting from the University of Arizona. He serves as Chairman of the Board for Banner Health Foundation as well as a board member for Translational Genomics Research Institute (TGEN) Foundation and the Boys & Girls Clubs of Greater Scottsdale Foundation. He also previously served as a board member for Western Alliance Bancorporation, (NYSE: WAL) until June 2022. Mr. Hilton brings extensive and intimate knowledge of the Company to the Board as its co-founder and through over 35 years of experience in leading the Company.

Raymond Oppel, 66	Mr. Oppel has been a director since December 1997. Mr. Oppel is a licensed real estate broker and currently is active as a private investor in real estate development. He was the co-founder, Chairman and Chief Executive Officer of The Oppel Jenkins Group, a regional homebuilder in Texas and New Mexico, which was purchased in 1995 by public homebuilder KB Home.

Mr. Oppel has over 30 years of experience in the homebuilding business. Mr. Oppel possesses extensive knowledge about the real estate industry in general and the homebuilding industry in particular.

Dana C. Bradford, 58	Mr. Bradford has been a director since August 2009. In 2012, Mr. Bradford cofounded and was appointed and currently serves as Chairman and Chief Executive Officer of C3 Brands, the parent company to a number of consumer brands. From 2005 to 2012, Mr. Bradford was the President and Managing Partner of McCarthy Capital Corporation, a private equity firm. He also serves as a director on the boards of Southwest Value Partners, a San Diego-based real estate company and Customer Service Profiles, an Omaha-based provider of customer satisfaction data and analytics. Mr. Bradford formerly served as Chairman of the Board of Vornado Air, a Wichita-based consumer brands company and formerly served as a director on the boards of McCarthy Groups, Ballantyne, NRG Media, Guild Mortgage and Gold Circle Films.

Mr. Bradford earned a Bachelor's degree in Business Administration from the University of Arizona and an MBA from Creighton University. Mr. Bradford brings additional perspective to the Board relating to real estate and corporate finance matters.

Deborah Ann Henretta, 61	Ms. Henretta has been a director since March 2016. Ms. Henretta retired from Procter & Gamble, Co. ("P&G") in 2015. Throughout her 30 years at P&G, she held various senior positions throughout several sectors, serving as President of Global e-Business while concurrently serving as President/Senior Executive Officer of Global Beauty; President of Global Baby Care; and Vice President of Fabric Conditioners and Bleach. She has been a director at Corning, Inc. since 2013, at Nisource Inc. since 2015, and at American Eagle Outfitters (NYSE:AEO) since 2019. Ms. Henretta is a Partner at Council Advisors (formerly G100 Companies) where she assisted in establishing a New Director Board Excellence Program that includes director education on board oversight and governance, including digital transformation and cyber security.

Ms. Henretta graduated summa cum laude from St. Bonaventure University with a Bachelor of Arts in Communication. She earned her Master of Arts in Advertising from Syracuse University Newhouse School of Public Communications and holds an honorary Doctorate of Humane Letters from St. Bonaventure University. Ms. Henretta brings additional perspective to the Board relating to technology, cyber security and diversity and inclusion.

P. Kelly Mooney, 59	Ms. Mooney has been a director since March 2020. Ms. Mooney is the Founder and CEO of Equipt Women, a public benefit corporation dedicated to connecting, empowering and upskilling young professional women. She was previously a co-owner of Resource/Ammirati, a digital marketing and customer experience innovation firm, and held various positions of leadership including Chief Executive Officer from January 2011 to September 2017; President from June 2001 to January 2011; and Chief Experience Officer and Director of Intelligence from March 1995 to May 2001. During that tenure, she advised dozens of Fortune 500 executives on customer growth strategy and digital transformation to increase shareholder value. In 2016, Resource/Ammirati was sold to IBM to become part of IBM iX, one of the world’s largest digital consultancies. Ms. Mooney joined IBM iX in September 2017 and served as Chief Experience Officer until June 2018. She advises consumer and technology-focused entrepreneurs on leadership, strategy and innovation.

Ms. Mooney has also served as a board member of Sally Beauty Supply Holdings, Inc. (NYSE:SBH), an international specialty retailer and distributor of professional beauty supplies and J. Jill Inc. (NYSE: JILL), an omnichannel women's apparel brand. She graduated with honors with a Bachelor of Science in Industrial Design from The Ohio State University. Ms. Mooney brings additional perspective on innovation, sustainability, diversity and inclusion.

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CORPORATE GOVERNANCE PRINCIPLES AND BOARD MATTERS

Class I Directors (continued)

Louis E. Caldera, 67
Mr. Caldera has been a director since December 2021. Mr. Caldera is a private investor and corporate director. He has been serving as a director of DallasNews Corp (formerly Belo Corp) since 2001, where he also chairs the compensation and management development committee, and has been serving as a director of Granite Construction Inc since 2021. Mr. Caldera is also currently serving as a senior advisor to Belay Associates, LLC, a private equity firm, and its affiliate Everest Consolidator Acquisition Corporation (NYSE: MTNT.U). Mr. Caldera has held several leadership positions in education, including Distinguished Adjunct Professor of Law at American University Washington College of Law from September 2018 to June 2021, and Professor of Leadership and a Senior Fellow of the George Washington University Cisneros Hispanic Leadership Institute from 2016 to 2018. He has also served in government as Secretary of the Army in the Clinton Administration and as an Assistant to the President and Director of the White House Military Office in the Obama Administration. Mr. Caldera began his career as an army officer, corporate lawyer, and California state legislator. He is the co-founder and co-chair of the Presidents’ Alliance on Higher Education and Immigration, a nonprofit organization, and serves on the board of the Latino Corporate Directors Association.

Mr. Caldera holds an MBA from Harvard Business School, a Juris Doctor from Harvard Law School and a Bachelor of Science from the United States Military Academy. He has significant knowledge and experience in the leadership of large organizations, corporate governance including environmental, social and sustainability governance, and in legal, regulatory and policy matters.

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Class II Directors

Peter L. Ax, 63	Mr. Ax has been a director since September 2000 and is the Company's lead independent director. In 2001 he joined UpscriptHealth, a telemedicine-based software platform which facilitates pharmaceutical manufacturers selling medications direct-to-consumers, where he currently serves as the Chief Executive Officer. He is also the Managing Partner of Phoenix Capital Management, an operationally focused venture capital firm. Mr. Ax was the Chairman and Chief Executive Officer of SpinCycle, Inc., a public reporting consolidator and developer of coin-operated laundromats. Previously, Mr. Ax served as head of the Private Equity Placement Division and Senior Vice President of Lehman Brothers in New York and has served in various operating roles for enterprises operated by Phoenix Capital Management. Mr. Ax also served on the board of directors of iGo, Inc. (formerly, NASDAQ: IGOI) from 2007 to January 2022.

Mr. Ax holds an MBA from the Wharton School at the University of Pennsylvania, a Juris Doctorate from the University of Arizona, and a Bachelor of Science in Business Administration from the University of Arizona, and has been a Certified Public Accountant. Mr. Ax possesses extensive skills and experience relating to, among other things, capital markets and corporate finance.

Gerald Haddock, 75
Mr. Haddock has been a director since January 2005. Mr. Haddock is the founder of Haddock Enterprises, LLC and formerly served as President and CEO of Crescent Real Estate Equities, a diversified real estate investment trust. Mr. Haddock previously served for over 30 years as a director of Valaris plc (formerly ENSCO International, Plc.), a leading global offshore oil and gas drilling service company. As a director for Valaris, he served as its co-lead director and Chairperson of the Audit Committee and was also a member of the Nominating & Governance Committee. Mr. Haddock is also a director of Union Acquisition Corp II, a special purpose acquisition corporation, and has served in this capacity since December 2018. Further, Mr. Haddock serves as a Director of Hartman Income REIT, a non-traded SEC reporting real estate investment trust, and has served in this capacity since mid-2020. As a director for Hartman, Mr. Haddock serves as the Chairman of the Nominating & Governance Committee and as a member of the Audit Committee. He also serves on the board of the CEELI Institute. Mr. Haddock has previously served on the Board of Trustees of Baylor College of Medicine, as a member of the Executive Investment Committee at Baylor University, and on the M.D. Anderson Proton Therapy Education and Research Foundation.

Mr. Haddock received his Bachelor of Business Administration and Juris Doctorate degrees from Baylor University. He also received a Masters of Law in Taxation degree from New York University and an MBA from Dallas Baptist University. Mr. Haddock has extensive experience in real estate, legal and regulatory compliance.

Michael R. Odell, 59	Mr. Odell has been a director since December 2011. Since 2017, he has been Board Member, President and CEO of Marubeni Automotive Aftermarket Holdings ("Marubeni"), a holding company for investments in the automotive aftermarket. He also currently serves as Board Member, President and Chief Executive Officer of Marubeni subsidiaries XL Parts, and The Parts House, both automotive parts distributors. From 2015 through 2016, he served as President of Eastern Auto Parts Warehouse, an automotive parts distributor. From 2008 through 2014, he served as President, CEO and board member of The Pep Boys - Manny, Moe & Jack, a NYSE-listed company. Mr. Odell joined Pep Boys in 2007 as Chief Operating Officer. Previously, he served as Executive Vice President and General Manager of Sears Retail & Specialty Stores, a $26 billion division of Sears Holdings Corporation.

Mr. Odell started his career as a CPA with Deloitte & Touche LLP. Mr. Odell holds an MBA from Northwestern University's Kellogg School of Management, and a Bachelor of Science in Accounting from the University of Denver's Daniels College of Business.  Mr. Odell has deep service, retail and distribution experience, with a broad background in strategic planning, leadership, sales, operations and finance.

Joseph Keough, 53	Mr. Keough has been a director since June 2019. He currently serves as Chairman and CEO of Wood Partners, one of the nation's largest multifamily real estate companies. Before joining Wood Partners, Mr. Keough was Chief Operating Officer of Fuqua Capital, the office for the Atlanta-based Fuqua family. Mr. Keough had also been a Senior Vice President in the office and multifamily division of Cousins Properties, a publicly traded REIT, as well as a Principal at The Boston Consulting Group. Mr. Keough is also on the board of directors of Interface, Inc. (NASDAQ: IFSIA).

Mr. Keough earned his MBA from Harvard Business School and received his Bachelor degree in Finance and Economics from Babson College. Mr. Keough brings a 23-year track record of strong business leadership, deep understanding of real estate and first-hand experience driving organizational transformation.

Phillippe Lord, 49	Mr. Lord became the CEO of Meritage Homes on January 1, 2021. He previously served as Chief Operating Officer of Meritage Homes from 2015 to 2020. From 2012 to 2015, Mr. Lord was President of the West Region at Meritage Homes. Mr. Lord began his Meritage Homes career in 2008 by creating the Company’s strategic operations and market research department, which analyzes land acquisitions, product and pricing.

Prior to joining Meritage Homes, Mr. Lord held leadership positions with Acacia Capital, Centex Homes and Pinnacle West Capital. Mr. Lord received a Bachelor's degree in Economics and Business from Colorado State University and completed his master's coursework in Economics at the University of Arizona. As CEO of the Company, Mr. Lord is uniquely qualified to serve as a member on our Board.

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Director Independence
The Nominating/Governance Committee evaluates and reports to the Board regarding the independence of each Board candidate. Consistent with the rules and regulations of the NYSE, at least a majority of the Board must be independent. No director will be deemed to be independent unless the Board affirmatively determines that the director has no material relationship with the Company, either directly or as an officer, stockholder, member, partner or trustee of an organization that has a relationship with the Company. The Board observes all criteria established by the NYSE and other governing laws and regulations. In its review of director independence, the Board considers all commercial, banking, consulting, legal, accounting, charitable and other business relationships the director may have with the Company.
As a result of its review, the Board has determined that all of our current Board members are independent directors, with the exception of Messrs. Hilton and Lord. Messrs. Hilton and Lord are not considered independent because they are executive officers of the Company. In making this determination, the Board evaluated whether any relationships exist between these individuals and Meritage and determined that no relationship exists between Meritage and any independent director.
There are no familial relationships between members of the Board.
The Board has determined that all committees of the Board should be comprised entirely of independent directors and therefore Messrs. Hilton and Lord do not serve on any Board committees. The Board limits its independent members from serving on more than three other public company boards, limits the Executive Chairman to serving on two additional public company boards, and limits the CEO to serving on one additional public company board.

Board Leadership Structure
Steven J. Hilton, the Company's co-founder, serves as the Executive Chairman of the Board. We believe Mr. Hilton’s unique industry experience and continuing involvement in the strategic operations of the Company make him highly qualified to serve as Executive Chairman. Mr. Hilton co-founded Meritage Homes and is thus intimately familiar with its history, culture and operations. Mr. Hilton possesses in-depth knowledge and expertise in the homebuilding industry as a whole and Meritage Homes in particular and is the Company’s largest non-institutional stockholder. The Board has concluded that this puts Mr. Hilton in a unique position and makes it compelling for him to serve as Executive Chairman of the Board to effectively represent the stockholders’ interest.
Mr. Ax, our Audit Committee Chair, serves as the Board’s lead independent director. Mr. Ax has extensive knowledge of capital markets and corporate finance and has previously served as CEO of a publicly traded corporation. We believe that Mr. Ax’s role as our lead independent director serves as a counterbalance to and complements Mr. Hilton’s position as Executive Chairman and provides the appropriate level of independent director oversight. Additionally, our lead independent director collaborates with Mr. Hilton in establishing agendas for Board meetings, presides over all independent director meetings and can call special meetings of the independent directors as he deems necessary to address any matters the lead independent director feels should be addressed by the majority of our directors at any time. To more formalize the role, duties and qualifications of the lead independent director, the Board has adopted a Lead Director Charter. This Charter is available on our website at investors.meritagehomes.com.

CEO and Management Succession; Board Composition and Refreshment
Under the charter of the Nominating/Governance Committee, it is the role of the Nominating/Governance Committee to review and recommend to the Board changes as needed to the Company’s Corporate Governance Principles and Practices, including items such as management succession, policies and principles for CEO selection and performance review, policies regarding succession in the event of an emergency or departure of the CEO, and Board diversity, tenure and refreshment. Our Corporate Governance Principles and Practices provide, among other things, that our Compensation Committee is to conduct an annual review of the performance of the CEO.
The Board is committed to good corporate governance and regularly solicits and receives feedback from investors, potential investors, and other participants in the investing community. As indicated above, the Board seeks to achieve a balance of Board director tenures in order to benefit from long-tenured directors’ institutional knowledge and newly elected directors’ fresh perspective and, towards this goal, has added three new independent directors over the past five years. The Board believes an effective refreshment program must be continuous and ongoing. Currently, the Board has retained a search firm with a search underway to replace potential director retirements in the near term.
Classified Board Structure
The Board will sunset the classified board structure within five years from 2023.

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Risk Oversight
Our Board has overall responsibility for the oversight of risk management. As part of this oversight, on a regular basis, our Board receives reports from various members of management and is actively involved in monitoring and approving key decisions relating to our operations and strategy. Additionally, the management teams at our divisions must obtain approvals from our corporate executive team prior to engaging in certain activities or committing prescribed amounts of the Company’s financial and operational resources. As a result, senior management, who report directly to executive management, cannot authorize transactions that exceed prescribed thresholds that, while they may result in short-term benefits for their divisions, may expose the Company to unwarranted risks. Similarly, our executive management (including our NEOs) cannot engage in certain transactions without approval from our Board. For example, management must obtain approval from the Board, acting through the Land Committee, before proceeding with any land acquisition above a pre-established threshold. In addition, our legal department regularly reports to the Board information concerning ongoing litigation and possible legal, regulatory and other risks that might expose the Company to liability or loss. The Board also annually reviews the Company’s insurance programs.
Management operates the business within parameters established by an annual budget that is reviewed and approved by the Board. At each regular Board meeting, management provides the Board a status report with respect to the budget and addresses any material variances. We believe our budgeting process provides a useful mechanism for identifying risks and the related rewards and provides a quantitative method for evaluating those risks and rewards. The Board also provides oversight of risk through its standing committees. For example:
•Our Audit Committee is responsible for reviewing and analyzing significant financial and operational risks and how management is managing and mitigating such risks through its internal controls and financial risk management processes. Our VP of Internal Audit reports directly to the Audit Committee and provides routine updates on the progress and findings of the department's on-going internal audit reviews. Our external auditors also have at least quarterly discussions with our Audit Committee, and meet both with and without Company management present, to highlight what they perceive as our key financial risks. Our Audit Committee plays an important role in overseeing our internal controls monitoring and is regularly engaged in discussions with management regarding business risks, operational risks, transactional risks, cyber-security and financial risks. Cybersecurity and affiliated risks related to our information technology are a key component of our Board’s risk oversight. Our ability to conduct our business may be impaired if our information technology resources are compromised, degraded, damaged or fail, whether due to a virus or other harmful circumstance, intentional penetration or disruption of our information technology resources by a third party, natural disaster, hardware or software corruption or failure or telecommunications system failure, service provider error or failure, intentional or unintentional personnel actions (including the failure to follow our security protocols), or lost connectivity to our networked resources. All of our employees receive and are required to take ongoing cybersecurity awareness training throughout the year and our Chief Information Officer (CIO) provides a formal update to our Audit Committee at least twice per year, reviewing cybersecurity risks, trends, plans for future actions and measurements against recognized external cybersecurity frameworks and benchmarks.
•Our Compensation Committee oversees risks relating to the compensation and incentives provided to our executive officers. The Compensation Committee negotiates and approves all of the employment agreements of our NEOs and the Compensation Committee approves all grants of equity awards to all of our eligible employees. The Compensation Committee has the sole authority to hire outside compensation advisors and consultants and to determine the terms, scope and fees of such engagements.
•Our ES&S Committee is responsible to the Board and reports regularly to the Board and provides updates on the support, development, strategy, prioritization, integration and reporting of the Company's ongoing commitment to environmental, safety, corporate social responsibility, sustainability and other related trends, issues and concerns. The ES&S Committee regularly engages in discussions with management regarding our processes for identifying, assessing, monitoring and managing the principal environmental and social risks most relevant to our Company.

The Board and Board Committees
 We currently have eleven incumbent directors and the following committees:
•Audit Committee
•Compensation Committee
•Nominating/Governance Committee
•Land Committee
•ES&S Committee
Our Board typically meets on a quarterly basis, with additional meetings held as required. During 2022, the Board held four meetings. Throughout 2022, each of our current directors attended at least 75% of the aggregate of the Board and committee meetings of which they were a member. Our Land Committee does not have regularly scheduled meetings but rather are provided relevant materials for consideration and voting when land transactions require the Land Committee’s authorization.
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Directors are expected to attend our annual meetings of stockholders. All directors, including the five that are up for re-election at this year's meeting, attended our 2022 annual meeting held on May 19, 2022.
The following table identifies the current members of our Board and Board Committees and the number of meetings held during 2022:

Board of Directors	Audit Committee	Compensation Committee	Nominating/ Governance Committee	Land Committee	ES&S Committee
Steven J. Hilton*
Phillippe Lord
Peter L. Ax +	C		✓	✓
Raymond Oppel		✓		✓	✓
Gerald Haddock			C	✓
Dana C. Bradford	✓	✓		✓
Michael R. Odell		C
Deborah Ann Henretta					C
Joseph Keough	✓				✓
P. Kelly Mooney		✓	✓
Louis E. Caldera		✓
Number of Meetings	7	9	4	n/a	4

*	=	Executive Chairman of the Board
✓	=	Member
C	=	Committee Chair
+	=	Lead Independent Director
Audit Committee
The Board has established an Audit Committee in accordance with Section 3(a)(58)(A) of the Exchange Act, and the rules and regulations of the NYSE. The Audit Committee assists the Board in:
•fulfilling its oversight of the integrity of our financial statements,
•overseeing our compliance with legal and regulatory requirements,
•determining our independent registered public accounting firm’s qualifications and independence,
•evaluating our financial, operational, and information/cyber security risks and overseeing our efforts to mitigate these risks, which include among other things, annual cyber and risk trainings for all employees,
•evaluating the performance of our internal audit function and independent registered public accounting firm, and
•reviewing and approving any related party transaction between the Company and senior executive officers or directors.
The Audit Committee has the sole authority to appoint and replace our independent registered public accounting firm and approves all audit engagement fees and terms of all significant non-audit engagements with the independent registered public accounting firm in accordance with the pre-approval policies set forth in our Audit Committee charter. The Audit Committee has the authority to obtain advice and assistance from, and receives appropriate funding from us for, outside legal, accounting and other advisors as it deems necessary to carry out its duties. The Audit Committee also receives briefings from our executive management team at least quarterly, addressing audit, compliance, and information security matters, among other topics.
The Audit Committee operates under a written charter established by the Board. The charter is available on our website at investors.meritagehomes.com. Each member of the Audit Committee meets the independence requirements of the NYSE and the Exchange Act, and is financially literate, knowledgeable and qualified to review our financial statements. In addition, each member of the Audit Committee has accounting or related financial management expertise. The Board has determined that Peter L. Ax, the Chair of our Audit Committee and each of our other two directors who serve as audit committee members are independent directors as defined by the NYSE’s listing standards, and each is an “audit committee financial expert.” Information about past business and educational experience of Mr. Ax and other members of the Audit Committee is included in their biographies in this proxy statement in the section “—Director Qualifications and Diversity”.
The report of the Audit Committee is included in this proxy statement in the section “Report of the Audit Committee.”
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Compensation Committee
The Board has established a Compensation Committee in accordance with the NYSE’s rules and regulations. The Compensation Committee regularly reports to the Board and its responsibilities include, but are not limited to:
•reviewing and approving goals and objectives relative to the compensation of our NEOs, evaluating our NEOs’ performance in light of these goals and approving the compensation of our NEOs,
•reviewing and considering input from stockholders with respect to compensation agreements with our NEOs,
•overseeing and approving all grants of equity-based awards, including those for non-NEOs, and
•producing a report on executive compensation to be included in our annual proxy statement.
The Compensation Committee is currently comprised of five members of the Board, each of whom is independent under the independence standards of the NYSE and a “non-employee director” under Section 16 of the Exchange Act. Generally, the Compensation Committee Chair is in charge of setting the schedule for the Compensation Committee’s meetings as well as the agenda of each meeting.
The Compensation Committee operates under a written charter, which is available on our website at investors.meritagehomes.com.
The Compensation Committee has the sole authority to hire outside compensation advisors and consultants and to determine the terms, scope, fees and costs of such engagements. Since 2018, the Compensation Committee has engaged Pearl Meyer as its independent executive compensation consultant to provide an update on current compensation trends and to provide recommendations on the compensation packages of our NEOs.
The Compensation Committee determines executive compensation with respect to our NEOs independent of management. The Compensation Committee approves all grants of equity-based awards. For the NEOs, the number and type of equity award grants are determined or based on an employment agreement between the Company and the NEO, which may be periodically re-negotiated and revised, as approved by the Compensation Committee. For non-NEOs, management is responsible for recommending to the Compensation Committee the persons to receive grants of equity based awards and the nature and size of the proposed awards. Because management is responsible for the day-to-day operation of the Company, the Compensation Committee believes that management is in the best position to make this recommendation.
Compensation Committee Interlocks and Insider Participation
None of the members of the Compensation Committee is, or has been, an employee of Meritage or any of its subsidiaries. There are no interlocking relationships between Meritage and other entities that might affect the determination of the compensation of Meritage’s executive officers.
Nominating/Governance Committee
The Board has established a Nominating/Governance Committee, which directly reports to the Board and is responsible for:
•developing director qualifications and determining whether newly elected directors or prospective director candidates meet those qualifications,
•identifying individuals qualified to become Board members and recommending director nominees for the next annual meeting of stockholders,
•considering recommendations for director nominations received from stockholders,
•reviewing and recommending changes as needed to the Company’s Corporate Governance Principles and Practices and other corporate governance documents,
•addressing such items as management succession, including policies and principles for our CEO selection and performance review and succession in the event of an emergency or departure of the CEO,
•establishing and implementing director qualification standards, including policies regarding director tenure, retirement and succession,
•reviewing the charters of the Compensation Committee, Audit Committee, Nominating/Governance Committee, ES&S Committee, Land Committee and any other committees, as well as the Lead Director Charter,
•assessing and monitoring, with Board involvement, the Board’s performance and the contributions and performance of individual directors,
•recommending nominees for the Compensation Committee, Audit Committee, Nominating/Governance Committee, ES&S Committee, and Land Committee,
•monitoring compliance with our Corporate Governance Principles and Practices, including stock ownership requirements for directors and NEOs, and
•promoting adherence to a high standard of corporate governance, ethics, and Company values.
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The Nominating/Governance Committee has the sole authority to retain and terminate any search firm used to identify director candidates, including sole authority to approve the search firm’s fees and other retention terms. The Nominating/Governance Committee operates under a written charter, which is available on our website at investors.meritagehomes.com. Each member of the Nominating/Governance Committee meets the independence requirements of the NYSE.
Land Committee
The Board has established a Land Committee, which directly reports to the Board. The Land Committee is responsible for reviewing and approving/denying land acquisition transactions recommended by management in excess of a predetermined monetary threshold. The Committee is intended to function as an additional approval mechanism for executive management’s land acquisition approval policies and procedures.
The Land Committee is transactional in nature; accordingly, the Land Committee does not have regularly scheduled meetings but rather are provided relevant materials for consideration and voting when land transactions require the Land Committee’s authorization. Currently, no compensation is paid to any director for service on the Land Committee, and there is not a Land Committee chair. Each member of the Land Committee meets the independence requirements of the NYSE.
ES&S Committee
The ES&S Committee reports directly to the Board and is responsible for:
•assisting in setting the Company's general strategy with respect to ES&S matters, and considering and recommending policies, practices and disclosures that conform with the strategy,
•reviewing and collaborating with the Nominating/Governance Committee regarding the Company’s environmental, social, and governance reports and scores from relevant internal and external stakeholders, as available, and provide guidance on areas of opportunity with respect to ES&S matters,
•in coordination with the Nominating/Governance Committee, overseeing and approving annual updates to the Company's Human Rights Policy, Environmental Responsibility Policy, Responsible Marketing Policy and Vendor Code of Conduct, all of which can be found on our website at investors.meritagehomes.com;
•overseeing the Company's policies to protect the health and safety of employees, contractors, customers and the public and, as applicable, the environment, and review with management the quality of the Company’s procedures for identifying, assessing, monitoring and managing the principal environmental and social risks to the Company,
•in collaboration with the Chief People Officer, overseeing the Company’s policies and practices promoting diversity and inclusion,
•reviewing and advising the board on sustainability goals and long-term ES&S objectives,
•monitoring environmental, social and political trends as well as major global legislative and regulatory developments or other public policy issues and making recommendations to the board, as appropriate, on adjustment of Company policies and practices to address such trends and issues,
•overseeing the accounting, reporting and disclosure with respect to ES&S matters, such as climate change and greenhouse gas emissions, including data collection and compliance with any applicable laws,
•reviewing and approving the Company's annual ESG report, Task Force on Climate-Related Financial Disclosures ("TCFD") report and other similar reports, and
•consulting with the Compensation Committee on matters related to compensation targets that may be linked to ES&S objectives and metrics.
The ES&S Committee operates under a written charter, which is available on our website at investors.meritagehomes.com. Each member of the ES&S Committee meets the independence requirements of the NYSE.
Director Nomination Process
Director Qualifications. The Nominating/Governance Committee will evaluate prospective nominees using the standards and qualifications set forth in our Corporate Governance Principles and Practices and in our criteria for new directors. Prospective nominees must meet these qualification requirements and should have the highest professional and personal ethics and values, as well as broad experience at the policy-making level in business, government, education or public interest. Prospective nominees must be committed to enhancing stockholder value and must have sufficient time to devote to carrying out their duties and to provide insight based upon experience, talent, skill and expertise appropriate for the Board. Each prospective nominee must be willing and able to represent the interests of our stockholders.
Identifying and Evaluating Nominees for Directors. The Nominating/Governance Committee utilizes a variety of methods for identifying and evaluating nominees to serve as directors. The Nominating/Governance Committee assesses the current composition of the Board, the balance of management and independent directors and the need for Audit Committee and other expertise in its evaluation of prospective nominees. In the event that vacancies are anticipated, or otherwise arise, the Nominating/Governance Committee may seek recommendations from current Board members, professional search firms,
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outside legal, accounting and other advisors, or stockholders in order to locate qualified nominees. The Nominating/Governance Committee also evaluates each candidate in the context of maintaining and creating a diverse Board, as previously discussed. After completing its evaluation, the Nominating/Governance Committee will make a recommendation to the full Board as to the persons who should be nominated by the Board, and the Board will determine the nominees after considering such recommendations. Currently, the Board has retained a search firm with a search underway to replace potential director retirements in the near term.
Stockholder Recommendations. The policy of the Nominating/Governance Committee is to consider properly-submitted stockholder recommendations for candidates for membership on the Board as described below. In evaluating such proposals, the Nominating/Governance Committee seeks to achieve a balance of knowledge, experience and capability on the Board and to address the membership qualifications and criteria described above. Any stockholder recommendations proposed for consideration by the Nominating/Governance Committee must include the nominee’s name and qualifications for Board membership and should be submitted to:
Meritage Homes Corporation
8800 East Raintree Drive
Suite 300
Scottsdale, Arizona 85260
Attn:  Secretary
The Secretary will forward all recommendations to the Nominating/Governance Committee.
Stockholder Nominations. Our bylaws also permit stockholders to nominate directors for election at an annual stockholder meeting. For a description of the process for submitting such nominations for consideration at next year’s annual meeting, please see “Stockholder Proposals, Director Nominations and Other Items of Business” on page 61 of this proxy statement.
Proxy Access. Our bylaws permit an eligible stockholder, or a group of up to 20 stockholders, that has continuously owned at least three percent of the Company’s outstanding shares of common stock for three years to include in the Company’s proxy materials director nominations of up to 20% (rounded to the nearest whole number) of the number of Directors constituting the class up for election at any annual meeting. For a description of the process and deadlines for submitting such nominations for consideration at next year’s annual meeting, please see “Stockholder Proposals, Director Nominations and Other Items of Business” on page 61 of this proxy statement.
Director Orientation and Continuing Education
It is the policy of the Board that all new directors should participate in an orientation program sponsored by the Company. This orientation is designed to familiarize new directors with the Company’s strategic plans, its significant financial, accounting and risk management issues, its compliance programs, its Code of Ethics, its principal officers, its internal audit function, and its independent registered public accounting firm. In addition, the Board encourages each director to attend prominent continuing education programs. The Company will pay for the director’s tuition and reasonable and customary travel expenses to attend continuing education programs.
Executive Sessions of Independent Directors
Our Corporate Governance Principles and Practices dictate that the non-management members of the Board will meet in executive session at least quarterly outside the presence of directors that are employees or officers of the Company. The non-management directors met in executive session four times during 2022. Peter L. Ax is our Lead Independent Director and presides over these executive session meetings.

Code of Ethics
We are committed to conducting business consistent with the highest ethical and legal standards. The Board has adopted a Code of Ethics, which is applicable to all employees, including our senior and executive management and our directors, and a Vendor Code of Conduct, which is applicable to all contractors, subcontractors, vendors and partners. Both the Code of Ethics and the Vendor Code of Conduct are available on our website at investors.meritagehomes.com.
Meritage Stock Pledging Policy
In 2013, the Nominating/Governance Committee approved a modification to the Company’s Securities Trading Policy prohibiting all future pledging of the Company’s equity securities by our employees, NEOs and directors. None of the Company's NEOs or directors currently have pledged any Company stock.
Anti-Hedging Policy
Our Securities Trading Policy sets forth guidelines and restrictions on transactions involving our stock, which are applicable to all employees, including our NEOs and directors. Among other things, our policy prohibits all types of hedging transactions,
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CORPORATE GOVERNANCE PRINCIPLES AND BOARD MATTERS

including, but not limited to, purchases of stock on margin, short sales, buying or selling puts or calls and similar transactions involving any derivative securities. If allowed, these types of transactions could enable employees to own Company stock without the full risks and rewards of ownership. When that occurs, employees may no longer have the same objectives as the Company’s other stockholders and therefore such transactions involving Meritage stock are prohibited.

Communications with the Board of Directors
Interested persons may communicate with the Board by writing to our Lead Independent Director at the address set forth on page 2. The Lead Independent Director will disseminate the information to the rest of the Board at his discretion.

Compensation Discussion and Analysis
The following discussion and analysis should be read in conjunction with the “Summary Compensation Table” and related tables that are presented immediately following this discussion.
The purpose of this compensation discussion and analysis (“CD&A”) is to provide information about each material element of compensation that we pay or award to, or that is earned by, our NEOs. For our 2022 fiscal year, our NEOs were:
•Phillippe Lord, Chief Executive Officer ("CEO")
•Hilla Sferruzza, Executive Vice President ("EVP"), Chief Financial Officer ("CFO")
•Steven J. Hilton, Executive Chairman ("EC")
•Clint Szubinski, EVP, Chief Operating Officer ("COO")
•Malissia Clinton, EVP, General Counsel ("GC") and Secretary
•Javier Feliciano, EVP, Chief People Officer ("CPO")
For 2022, we have voluntarily included Javier Feliciano as a named executive officer. Mr. Feliciano rounds out our core executive management team and we believe it is beneficial and transparent for investors to be presented with, and understand, the compensation program of our full core executive management team. In addition, Mr. Feliciano was an NEO in 2021 and in prior years. This CD&A addresses and explains the numerical and related information contained in the Summary Compensation Table and other executive compensation tables, and includes actions regarding executive compensation that occurred during 2022, including the award of bonuses related to 2022 performance, and the adoption of any new, or the modification of any existing, compensation programs, if applicable.

Executive Summary
Meritage Homes is committed to building long-term stockholder value. Accordingly, our NEO compensation program is designed to be largely performance driven. At our 2022 Annual Meeting of Stockholders, the Company’s stockholders approved the compensation of our NEOs (on an advisory basis) by approximately 58% of total votes cast, as previously discussed in “—Advisory Vote to Approve Compensation of our Named Executive Officers (Proposal No. 3)” on page 8. Historically, our stockholders have been in agreement with our Compensation Committee and its direction of setting compensation arrangements based on performance metrics that are in line with the goals of our stockholders, and we are committed to regaining that stockholder agreement. A summary of our compensation packages is discussed further in this proxy in the section titled “Compensation Program.”
Subsequent to the 2022 Meeting, we sought to engage with our top 30 institutional stockholders, who accounted for over 73% of our total shares outstanding at December 31, 2022. Seven of the top 30 stockholders, over half of whom voted against the 2022 Say on Pay and whose shares represented 47% of the top 30 ownership, welcomed a conversation with members of our Board and executive management. From these investor engagement efforts, we learned and determined the following:
•The majority of stockholders voting against the proposal expressed that they based their vote on a third-party proxy advisory recommendation, which was critical of the Board-approved, one-time payment made in 2021 to Mr. White.
•Regarding the one-time payment in 2021 to Mr. White, our former General Counsel, stockholders were interested in additional context around his separation in light of his significant contributions to Meritage and the payment to induce the accelerated timing of his retirement. The Board appreciates the view of some that the payment was discretionary. The stockholders who responded to our outreach efforts also appreciated how the inducement facilitated the company’s successful process for recruitment and transition of an important NEO position, as well as its contribution to long-term shareholder value creation.
•Appreciating our long track record of fair executive compensation and alignment of pay with performance, the stockholders we spoke with supported our overall compensation plan design and pay-for-performance practices.
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COMPENSATION DISCUSSION AND ANALYSIS

•The stockholders expressed that outside of another non-recurring event, they do not have significant negative concerns about the existing structure of our compensation program. We accept the feedback from our stockholders. No such payments were paid during 2022, and none are contemplated to be paid in any future period. We will continue to limit discretionary payments and incorporate the expectations of stockholders when structuring or negotiating severance payments and benefits.
Our Say on Pay support has exceeded 90% of the votes cast for the ten years prior to the 2022 annual meeting and our goal is to return to this high level of support from our stockholders on the Say on Pay proposal in this current year and beyond.
2022 Business Highlights
During the second half of 2020 and throughout all of 2021, the homebuilding industry experienced unprecedented growth. The expansion continued in the first quarter of 2022, but the market steadily weakened throughout the rest of 2022 due to rapidly rising interest rates, uncertainty about current economic conditions and changes in personal finances. We were able to adapt quickly to the market changes by increasing incentives and offering interest rate locks and buy downs to offset the increases to monthly home mortgage payments for our customers. While this cool down in the back half of 2022 resulted in a year-over-year decline in order volume, 2022 was still a record year in many of our key financial and operational metrics. Below is a summary of some of the significant accomplishments achieved in 2022:
•Grew total home closing revenue to $6.2 billion in 2022, up 22% over 2021, on an 11% higher average sales price on closings.
•Closed 14,106 homes, our highest volume in Company history and a 10% increase over the prior year.
•Improved home closing gross margin to 28.6%, an 80 basis point improvement year-over-year, and a Company record.
•Achieved the Company's lowest ever SG&A as a percentage of revenue of 8.3%, a 90 basis point improvement year-over year.
•Generated 35% year-over-year growth in earnings before income taxes.
•Achieved Company-high diluted earnings per share of $26.74 per share, a 39% increase over 2021.
•Strengthened balance sheet leverage with debt-to-capital and net debt-to-capital ratios of 22.6% and 6.8% at December 31, 2022, compared to 27.6% and 15.1% at December 31, 2021. Net-debt-to-capital is a non-GAAP measure. For a reconciliation to the debt-to-capital ratio, the most comparable GAAP measure, please see our Annual Report on Form 10-K for the year ended December 31, 2022 under the caption “Management’s Discussion and Analysis of Financial Condition and Results of Operations—Liquidity and Financial Resources—Financing Cash Flow Activities.”
•Ended the year with 271 actively selling communities, a 5% increase over 2021.
Our executive compensation program is designed with a strong focus on pay-for-performance. In 2022, more than half of the compensation program for our NEOs was based on various performance metrics that are tied to Meritage’s financial and operational goals. The following graph illustrates CEO compensation as it relates to the performance of the Company over the last three years.
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COMPENSATION DISCUSSION AND ANALYSIS

(1) Before deduction of CEO total compensation (as reflected in the Summary Compensation Table).
(2) 2020 CEO compensation reflects Mr. Hilton, who served as CEO that year; 2021 and 2022 reflect compensation for Mr. Lord.

2022 Environmental, Social, and Sustainability Highlights
Meritage is committed to sustainability through the homes we build, the communities in which we live and work, and the ways we conduct ourselves every day. We strive to integrate an environmental focus into all aspects of our business—from land acquisition and development to the design and construction of homes to our financial services offerings, which include title and escrow, mortgage and insurance services. At Meritage, we also believe corporate social responsibility is important for the long-term sustainability of the business. We believe that fostering a culture that champions diversity, equity and inclusion ("DE&I") allows us to be an employer of choice to our people and a builder of choice to our customers and trade partners. We take pride in being an organization driven by ethics and living by our core values and our promise to deliver a Life.Built.Better.® We promote the long-term interests of stakeholders and customers and focus on the transparency and accountability of Meritage’s Board of Directors, executive management, our employees and trade partners.
Philanthropy
One of our core values is "Start With Heart" and we do so through various initiatives. Since 2013, Meritage has partnered with Operation Homefront to provide newly-built mortgage-free homes to military families through its Permanent Homes for Veterans program and we built and donated three homes through this program in 2022. In addition, in 2022 we donated over $1.1 million through the Meritage Cares Foundation to non-profit organizations that support food insecurity in the U.S., tree planting efforts and DE&I initiatives, just to name a few, and made corporate contributions of $1.4 million to fund education opportunities. Our employees also donate their time to support local organizations, including packing meals for No Child Hungry, and we are proud to offer a benefits program that provides paid time off for volunteering with charitable organizations.
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COMPENSATION DISCUSSION AND ANALYSIS

Diversity, Equity and Inclusion
Meritage Homes is committed to creating and cultivating a diverse team, fostering an inclusive culture and creating a workplace environment where our team members can reach their full potential in support of organizational goals. We seek to increase and retain the demographic and skill diversity of our workforce at all levels, develop meaningful relationships and collaborate effectively with diverse customers, trade partners, and the communities we serve. We have a robust talent assessment and succession planning model designed to help identify and develop talent and provide a roadmap for promotion of identified employees. Our culture is guided by our core values through which every employee is strongly encouraged to embrace opportunities to develop and grow their careers.

At December 31, 2022, we had 1,921 full-time employees. Of our entire employee population at December 31, 2022, approximately 40% were female and 26% were people of color. We are proud of the diversity in our team and are committed to the ongoing and intentional work to achieve inclusive excellence, including the long-term goals of attracting diverse talent and forming strategic relations. We are dedicated to learning, improving our practices and challenging our leaders and employees to recognize and leverage our differences for the greater good of the team and the organization. We promote an open-door policy where individuals are encouraged to voice concerns which are promptly addressed. In 2022 our DE&I program included the following efforts:
•Leveraged an internal DE&I council comprised of both field and corporate leaders to support our DE&I efforts and serve as collaborative partners to senior management as we plan and execute our DE&I initiatives.
•Donated to multiple nonprofit organizations supporting ongoing DE&I and educational efforts focused on underrepresented groups, including the National Association of Women in Construction and the Society of Women Engineers. We also established scholarship funds at Historically Black Colleges & Universities as well as Hispanic Servicing Institutions. We also expanded our partnership with Building Talent Foundation, a non-profit organization whose mission is to advance the education, training and career progression of young professionals, especially those from underrepresented groups in residential construction,
•Ongoing recruiting efforts designed to attract diverse talent, including continued relationships with INROADS, a non-profit organization focused on career development of underrepresented talent, and WayUp, an organization that matches candidates with employers based on the candidate's interests, experience, and skills, to broaden our recruitment activities to capture a wider based of female, minority, and underrepresented groups.
•Conducted a company-wide engagement survey to identify our successes and areas of opportunity as they relate to employee's feelings of connectedness and belonging.
•Provided several educational and engagement opportunities for our leaders and employees focused on a culture of inclusion and building DE&I skills and capabilities.
Environmental, Social and Sustainability Practices
Energy Efficiency. Meritage Homes has been a leader in incorporating innovation in every home we build, employing industry-leading techniques and technologies aimed at setting the standard for sustainable and energy-efficient homebuilding. At a minimum, we construct every home to meet or exceed ENERGY STAR® standards. Every new Meritage home comes standard with spray foam insulation, the MERV-13 air filter, an advanced air filtration system, ENERGY STAR® certified appliances, and a multispeed heating, ventilation and air conditioning ("HVAC") system that is designed to operate more efficiently than traditional HVAC, allowing owners to better manage the comfort of their home while reducing their operating costs and environmental impact. We proudly delivered 14,106 homes in 2022 that we expect will be ENERGY STAR® certified, of which 100% of our homes in California included solar panels.

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COMPENSATION DISCUSSION AND ANALYSIS

HERS Score

Year after year, we strive to improve the energy efficiency of our homes through better building processes and selection of construction materials and features inside the home. These efforts reduce the energy consumption and greenhouse gas emissions of our homes compared to a similar-sized traditional new U.S. home, which creates energy savings and lower utility bills for our homeowners. As a result, we have received various national and regional awards in recognition of our efforts, including:
•2022 EPA's ENERGY STAR® Partner of the Year for Sustained Excellence for the ninth year;
•2021 - 2022 EPA's Indoor airPLUS Leader Award;
•2013 - 2022 EPA's ENERGY STAR® Market Leader Award for Certified Homes; and
•2020 Builder of the Year for Green Home Builder.

In addition to the ENERGY STAR® standard, the Home Energy Rating System ("HERS") is another industry standard by which a home's energy efficiency is measured. HERS is the nationally recognized system for inspecting and calculating a home's energy performance, according to the Residential Energy Services Network ("RESNET"). Third-party RESNET-certified companies assess and rate the energy efficiency of every new Meritage Home. The index graph to the left depicts HERS ratings of typical existing homes and the average Meritage home. In 2022, Meritage delivered homes with an average HERS score of 53, which implies 47% greater energy efficiency and lower monthly energy bills for the homeowners than the RESNET Reference Home, a standard based on a HERS Index score of 100 for a typical home built in 2006.

We design and build our homes to maximize energy efficiency, as evidenced by our industry-leading low HERS score. We are leading the way in sustainable homebuilding.

Responsible Supply Chain. Responsible sourcing and the use of sustainable materials are important to our operations. Our raw materials consist primarily of lumber, concrete, drywall, roofing materials and similar construction materials, and are frequently purchased on a national or regional level. However, because such materials are substantially comprised of natural resource commodities, Meritage expects responsible management of social and environmental risks in our supply chain. We work with our partners to ensure they understand our needs and our Company culture and conduct. Our contracts require that our suppliers comply with all laws, environmental regulations and safety and labor practices pertaining to their products and work as well as follow our Vendor Code of Conduct and we monitor our suppliers' compliance with zoning, building and safety codes. Where possible, we use recycled building materials and sustainably-sourced products. Certain of our building materials are sourced locally to reduce transportation and the related green-house gas emissions.

As a major purchaser of lumber, we are committed to sustainable forestry. Responsible forest management is important in order to maintain sustainable natural resources. Proper selection of trees to harvest can help with forest regeneration. We have lumber partners who provide us Sustainable Forest Initiative ("SFI") certified wood. Our wood varieties most often come from inland areas of the western US and Canada rather than coastal areas with endangered wood varieties.
We specify that quality durable materials be used in the construction of our homes to ensure the home carries enduring value for our customers. Spray foam insulation and vinyl windows create a tight long-lasting housing envelope, which help ensure long-lasting value. We seek to minimize the use of wood products in our homes, such as replacing wood flooring with engineered vinyl panels.
Meritage continues to support the advancement of energy efficient and sustainable home building practices in the U.S. To further these principles, Meritage engages in stakeholder discussions across the landscape of the home building industry, elected officials, and regulatory bodies at the federal, state, and local levels. We are a founding member of the Institute for the Building Envelope and we collaborate and participate with several trade associations and councils, including the International Code Council, Housing Innovation Alliance, California Building Industry Association, Florida Volume Builders Council, Policy Advisory Board of the Harvard Joint Center for Housing, RESNET, and Leading Builders of America.
Climate Change. In 2022, Meritage became the first U.S. public production builder to issue an inaugural TCFD report and to join approximately 3,900 other institutions in becoming an official TCFD supporter. We have been establishing a baseline foundation for our Company’s climate data by reporting our annual greenhouse gas emissions ("GHG") inventory since 2019. Our GHG inventory is developed in accordance with the GHG Protocol Corporate Accounting and Reporting Standard, using both spend-
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COMPENSATION DISCUSSION AND ANALYSIS

based and activity-related data. Meritage’s operations in the homebuilding sector generate direct and indirect GHG emissions. By evaluating and measuring the carbon footprint of our business operations, job sites, and value chain, we are gaining a better understanding of the changes that impact our annual emissions. Since scope 3 (the indirect impact of our value chain) is the majority of our GHG emissions each year, we are collaborating with our vendors to further determine where we can partner and make the greatest improvements to reduce our GHG emissions in the future.
We provide a more comprehensive analysis of our DE&I and ESG efforts, including the standards and metrics by which they are measured, annual GHG emissions inventory, and equal employment opportunity ("EEO-1") data in our ESG report, which is located within the Investor Relations area of our website. Our ESG report does not constitute soliciting material and should not be deemed filed or incorporated by reference herein.

Compensation Philosophy and Objectives
Our executive compensation program is designed to drive and reward superior corporate performance both annually and over the long-term while simultaneously striving to be externally competitive amongst our peer group. We continually review our executive compensation program to ensure it reflects good governance practices and is in the best interests of stockholders. Since 2018, the Compensation Committee has engaged Pearl Meyer as its independent external compensation consultant. Pearl Meyer evaluates and makes recommendations regarding the terms of our NEO and Board compensation programs as they relate to creating stockholder value as well as remaining competitive in the marketplace with the changing trends and levels in NEO compensation, while meeting the below core objectives. We do not engage Pearl Meyer for any other advisory services.
Pay for Performance
A substantial portion of the total potential compensation for our NEOs is intended to be variable/at risk on a pay-for-performance basis. The terms of the performance-based compensation contemplated in each respective NEO's employment agreement was based upon an assessment performed by Pearl Meyer of external market data to ensure that the compensation formula is competitive relative to the compensation paid by companies with which we compete for executive talent. This compensation is based on (i) the performance of the Company as a whole, as measured against our peer group and (ii) the NEOs role in the attainment of the Company’s performance goals.
Stock Ownership
We are committed to utilizing our compensation program to increase executive stock ownership over time. We believe that equity ownership directly aligns the interests of our NEOs with those of our stockholders and helps to focus our executives on long-term stockholder value creation. We award restricted stock units and performance share awards to our NEOs, as we believe such awards provide our NEOs with an incentive to continue to increase long-term stockholder value, even during periods of declining stock prices. We believe the granting of equity awards is an important retention tool and is widely used in our industry.
Recruiting and Retention
Due to the competitive nature of our industry, we are committed to providing total compensation opportunities that are competitive with, though not identical to, the practices of other public homebuilders within our peer group. We intend for our compensation program to be sufficiently aligned with industry practices so that we can continue to attract and retain outstanding executives who are motivated to help us achieve our mission.
Compensation Peer Group
As a member of the homebuilding industry, we predominantly compete for executive talent and have historically compared ourselves to other companies in our industry. There are a limited number of homebuilders that have revenue and market capitalization similar to ours. Therefore, the Compensation Committee, with the assistance of Pearl Meyer, has established a peer group of comparably sized companies selected from the homebuilding industry, with organizational structures similar to ours such as being a publicly traded company, operations limited to the United States, and building single family housing as their core business.
The peer group companies that were used in 2022 for executive compensation benchmarking and performance benchmarking are set forth below. We believe that this peer group provides an appropriate benchmark comparison for our Company.

●	Beazer Homes USA, Inc.	●	M.D.C. Holdings, Inc.
●	Century Communities, Inc.	●	M/I Homes, Inc.
●	D.R. Horton, Inc.	●	NVR, Inc.
●	Hovnanian Enterprises, Inc.	●	Pulte Group, Inc.
●	KB Home	●	Taylor Morrison Home Corporation
●	Lennar Corporation	●	Toll Brothers, Inc.
●	LGI Homes, Inc.	●	TRI Point Group, Inc.
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COMPENSATION DISCUSSION AND ANALYSIS

In addition to the peer group listed above being used for executive compensation benchmarking, the Compensation Committee also used this same peer group for the total shareholder return ("TSR") portion of performance-based long-term incentive awards in 2022.
While market data is an important factor utilized by the Compensation Committee when setting compensation, it is only one of multiple factors considered, and the amount paid to each NEO may be more or less than the composite market value based on the performance of the Company and the NEO, the roles, experience level and responsibilities of the NEO, internal equity and other factors that the Compensation Committee deems important.
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COMPENSATION DISCUSSION AND ANALYSIS

Compensation Best Practices

The best practices evidenced by our NEO compensation programs and processes include:

WE DO		WE DO NOT
✓	Pay for performance by requiring a significant portion of the total compensation of our NEOs be determined based on performance tied to strategic objectives.	✗	Provide perquisites for our NEOs other than those limited to auto allowance, reimbursement of certain insurance premiums and other limited benefits.
✓	Have executive stock ownership requirements in place set at a multiplier of base salary.	✗	Reprice or replace stock options and other equity awards.
✓	Have a clawback policy for our NEOs requiring the recoupment of incentive bonuses in the event of a restatement of financial results resulting from willful misconduct or gross negligence of the applicable NEO.	✗	Allow hedging.
✓	Engage an independent compensation consultant that reports directly to the Compensation Committee to provide an update on current compensation trends and to provide recommendations on our NEOs’ current compensation packages.	✗	Allow pledging.
✓	Have double trigger cash severance based upon a change of control of the Company.	✗	Provide tax gross-ups for change of control and severance payments.
Our executive compensation policies and practices are designed to align our NEOs’ long-term interests with those of our stockholders via a pay-for-performance model. The charts below depict the 2022 percentage of compensation for our CEO and other NEOs that is fixed versus performance-based from the Summary Compensation Table on page 47:

# CEO

Other
1%
Time-Based Equity
Compensation
22%
Base Salary
11%
Performance-Based
Compensation**
66%
Base Salary
Other
Time-Based Equity Compensation
Performance-Based Compensation**

## NEOs *

Other
2%
Base Salary
23%
Time-Based
Equity
Compensation
18%
Performance-Based
Compensation**
57%
Base Salary
Other
Time-Based
Equity
Compensation
Performance-Based Compensation**

*    Represents average for NEOs for the year ended December 31, 2022, other than the CEO.
** Includes fair value of performance share awards granted (at target level) and actual non-equity incentive plan compensation paid.

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Independent Compensation Consultant
In accordance with its charter, the Compensation Committee has the sole authority to obtain advice and assistance from consultants, legal counsel, accounting and other advisers as appropriate. The Compensation Committee has the sole authority to retain and terminate any compensation consultant, counsel or adviser and to determine and approve the terms, costs and fees for such engagements. Since 2018, the Compensation Committee has engaged Pearl Meyer to serve as its independent executive compensation consultant. When engaging an executive compensation consultant the Compensation Committee takes into consideration the independence of and other factors pertaining to the consultant as required by the NYSE, SEC and other applicable rules and regulations. Upon consideration of these factors, the Compensation Committee has concluded that the engagement of Pearl Meyer does not present any conflicts of interest.
Pearl Meyer is a leader in the executive compensation consulting industry and provides information and advice regarding compensation philosophy and strategy; recommended peer group selection criteria as well as recommended potential peer companies; and consulted with the Compensation Committee on both long-term and short-term incentive compensation.

Compensation Program
The key components of our executive compensation program are base salary, annual incentive cash compensation and long-term equity incentive compensation. In addition, our NEOs have the opportunity to participate in our company-wide 401(k) plan, a non-qualified deferred compensation plan, and to receive limited certain personal benefits, as described on the next page. The employment agreements of our CEO and other NEOs are further described in this proxy under the section “—Employment Agreements in Effect for 2022.”
Our executive compensation program is designed based on the following strategic principles:
•Alignment with key outcomes of our business strategies;
•Appropriate balance of short- and long-term incentive award opportunity;
•Market-competitive total compensation opportunity within our peer group;
•Appropriate alignment with our stockholders by delivering a significant percentage of total compensation opportunity through equity and including goals that are measured by total shareholder return;
•Setting a total compensation package where a significant percentage of total compensation is at risk;
•Transparency in the communication of plan design and performance goals to enhance understanding; and
•Adherence to sound governance practices, including the prudent management of compensation risk.
Based on the results of the analysis, the components of our NEO compensation program are as outlined below.
Base Salary
The purpose of the base salary is to provide a fixed amount of cash compensation that is not variable and is competitive with market practices. Consistent with industry practice and our pay-for-performance objective, the base salary for each of our NEOs is designed to account for only a portion of their overall total target compensation. We target our NEO base salaries to be competitive with our compensation peer group. We believe the NEO base salaries are appropriate based on the officers’ roles, responsibilities, experience and contributions to the Company, as well as compared to market data.
Annual Cash Incentive Compensation ("Non-Equity Incentive Plan")
We believe our Non-Equity Incentive Plan focuses our NEOs on the most important short-term measures of our business, establishes a clear connection between performance and earned compensation, and provides transparency to our stockholders as to the operation of our Non-Equity Incentive Plan. Each goal represents a fixed percentage of total potential non-equity incentive compensation with each goal assessed separately from the others.
The specific details of each NEO’s 2022 annual cash incentive compensation are further described under the section “—Employment Agreements in Effect for 2022”.
Discretionary Bonuses
Discretionary bonuses may be awarded based on specific achievements of an individual beyond those of the performance measurements included in the Non-Equity Incentive Plan calculations, subject to approval by the Compensation Committee. Although contemplated within the compensation program for our NEO's, the use of discretionary bonuses has been and is expected to continue to be very limited.
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COMPENSATION DISCUSSION AND ANALYSIS

Long-Term Equity Incentive Awards
Long-term equity incentive awards are intended to provide compensation opportunities based on the creation of stockholder value and an increase in our stock price. The employment agreements in effect for 2022 for our NEOs allow for grants of performance-based restricted stock units ("performance share awards") and time-based restricted stock units, both of which have a three-year cliff vesting schedule.
In connection with our equity awards, we have also adopted stock ownership requirements as further discussed below in the section “—Security Ownership Requirements.”
The Compensation Committee believes that equity awards provide a strong long-term incentive for our NEOs (and other officers and employees) that, along with their stock ownership, helps to align the interests of management with our stockholders. The Compensation Committee believes that these equity-based awards provide the opportunity for our NEOs to benefit from strong equity performance and, particularly in the case of the restricted stock unit awards, the NEOs focus on balancing stability and preservation of stock value against being incentivized to potentially take on an imprudent level of additional risk to drive stock appreciation with more contingent equity awards such as stock options. The Company and the Compensation Committee also believe that an appropriate mix of cash compensation and non-cash compensation in the form of equity awards is necessary and appropriate because, among other reasons, equity-based awards do not require the use of our working capital. The Compensation Committee is mindful of the fact that equity awards represent an expense under generally accepted accounting principles and a cost to the Company and its stockholders in the form of dilution. Accordingly, the Company seeks to achieve an appropriate balance between cash and non-cash compensation such that the NEOs are appropriately incentivized, our working capital and financial results are minimally affected, and our stockholders do not experience undue dilution.
Other Compensation
The Compensation Committee does not believe in the extensive use of perquisites as a component of executive compensation. The Compensation Committee believes that the perquisites provided to our NEOs (above those received by all employees or officers in general) are limited but help maintain the competitiveness of our compensation package as compared to our peer group companies. The types of perquisites we provide to our NEOs generally consist of car allowances, and enhanced life and disability or long-term care insurance.

Security Ownership Requirements
We maintain security ownership requirements for our directors and NEOs. The Board believes that these guidelines align the interests of our directors and executive officers with those of stockholders. Our directors and executive officers are required to comply with ownership guidelines. The requirements for our directors and NEOs are outlined below:
•Directors, five times annual board retainer fees (exclusive of committee, committee chair or lead director fees),
•Executive Chairman and CEO, six times base salary;
•COO and CFO, three times base salary; and
•GC and CPO, two times base salary.
In the case of the appointment of a new executive officer or director, the new officer or director shall not be required to purchase stock in the open market in order to become compliant. Until such compliance is achieved they may not sell or otherwise transfer any stock or stock equivalents related to equity awarded by the Company; provided, however, they may sell stock as necessary to pay any required income tax withholdings in connection with the vesting of any equity grants. Once their income tax withholdings are fulfilled, they may not sell more than 50% of the remaining equity grants or awards that vest in a fiscal year and must hold the balance of their shares until their ownership requirements are met. In order to enable our directors and executive officers to prudently manage their personal financial affairs, our policy provides that once compliance is obtained, subsequent changes in stock price will not affect their compliance with the guidelines provided the officer or director continues to hold at least the number of shares that were necessary to comply with the stock ownership requirements but for a decrease in stock price.
For purposes of the stock ownership requirements, stock is deemed “owned” for both directors and officers in the case of (a) shares owned outright and (b) beneficially-owned shares. As of December 31, 2022, all officers and directors were in compliance with their respective security ownership requirements or transitional requirements.

Equity-Based Awards
Meritage has traditionally granted equity-based awards to board members, executive officers and other key employees to provide a means for incentive compensation and to align the interests of management with the interest of Meritage’s stockholders. Since 2009, all equity awards to employees and directors have been comprised of restricted stock or restricted stock units and for NEOs have been comprised of a combination of restricted stock units and performance share awards as a means of providing sufficient long-term incentive compensation to align with market competitiveness.
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COMPENSATION DISCUSSION AND ANALYSIS

We have comprehensive policies relating to the granting of equity-based awards. Following is a summary of key aspects of our policies:
•All equity-based awards must be approved at formal meetings (including telephonic) of the Compensation Committee.
•The grant date of such awards will be the date of the meeting (or a specified date shortly after the meeting).
•The customary annual equity-based grant shall be approved at a regularly scheduled meeting of the Compensation Committee during the first part of the year, but generally after the annual earnings release. We believe that coordinating the main annual award grant after our annual earnings release will generally result in this grant being made at a time when the public is in possession of all material information about us.
•The Company shall not intentionally grant equity-based awards before the anticipated announcement of materially favorable news, or delay the grant of equity-based awards until after the announcement of materially unfavorable news.
•The Compensation Committee will approve equity-based grants only for persons specifically identified at the meeting by management.
MERITAGE HOMES | 2023 Proxy Statement 39

COMPENSATION DISCUSSION AND ANALYSIS

Employment Agreements in Effect for 2022
The Compensation Committee annually reviews each NEO’s total compensation relative to the market data while considering the responsibilities of their position, their individual performance and their tenure. In January 2021, we entered into new employment agreements with all of our NEOs, except for Ms. Clinton with whom we entered into an employment agreement in April 2022 when she joined the Company. The employment agreement for Mr. Hilton ends on December 31, 2023. The employment agreements for Mr. Lord, Ms. Sferruzza, and Messrs. Szubinski and Feliciano automatically renew for a term of one-year on December 31 of each year, unless the executive or the Company notifies the other that it wishes to terminate the agreement within sixty days prior to the expiration date of any renewal term. The employment agreement for Ms. Clinton initially ends on December 31, 2022 and includes an automatic extension renewal provision that extends the term of the arrangement for one year unless she or the Company notifies the other that it wishes to terminate the agreement within sixty days prior to the expiration date of any renewal term. In December 2021 we increased certain components of compensation for Mr. Lord, Ms. Sferruzza and Messrs. Szubinski and Feliciano. Following is a description of the key provisions between the Company and each of the NEOs of their respective employment agreements in effect for 2022.
Base Salary

	Named Executive Officer
	Phillippe Lord	Hilla Sferruzza	Steven J. Hilton	Clint Szubinski	Malissia Clinton	Javier Feliciano

Base Salary	$900,000	$725,000	$1,000,000	$650,000	$515,000	$430,000
Non-Equity Incentive Plan
In 2022, our NEOs were each entitled to an annual cash incentive bonus based upon the achievement of certain performance goals established by the Compensation Committee. The amount of the target bonus and payout ranges for each NEO is set forth below. The amount of the bonus to be paid is contingent upon the achievement of the performance criteria established by the Compensation Committee. Where the actual performance falls below the threshold level, no incentive bonus will be paid with respect to that performance goal, unless the Compensation Committee approves a discretionary amount.
The Non-Equity Incentive Plan has three performance measures, weighted 60%, 30% and 10%, respectively:
1.Earnings before interest expense and interest amortized to cost of sales, income taxes, depreciation and amortization (“EBITDA"), adjusted for specific and predetermined items ("adjusted EBITDA");
2.Number of home closings; and
3.Customer satisfaction rating as determined by a third-party rating agency.
We believe these metrics focus our NEOs on the most important short-term measures of our business, establish a clear connection between the Company's strategy, performance and the NEO's earned compensation, and provide transparency to our stockholders as to the operation of our Non-Equity Incentive Plan. Each goal represents a fixed percentage of total potential compensation with each goal assessed separately from the others.
For each of the three performance measures noted above, our Compensation Committee has specified:
•A threshold level of achievement below which no incentives will be paid;
•A target range level of achievement (e.g. between the threshold and maximum) associated with a market-competitive incentive award; and
•A maximum level of achievement above which incentives paid will not increase ("payout ceiling").
The relationship between the level of performance and associated payout with each level for each of the performance metrics is reflected in the following tables. Where actual results fell between the performance levels set forth above, payments were calculated based on linear interpolation.

Adjusted EBITDA	Performance as % of Target	Payout as % of Target Payout (1) (2)	Number of Home Closings	Performance as % of Target	Payout as % of Target Payout (1) (2)	Customer Satisfaction Rating	Performance as % of Target	Payout as % of Target Payout (1) (2)
Maximum	120.0%	200%	Maximum	110.0%	200%	Maximum	103.4%	200%
Target	100.0%	100%	Target	100.0%	100%	Target	100.0%	100%
Threshold	83.1%	50%	Threshold	83.0%	50%	Threshold	97.8%	50%
Below Threshold	<83.1%	0%	Below Threshold	<83.0%	0%	Below Threshold	<97.8%	0%
(1) Target payouts for Mr. Lord, Ms. Sferruzza, Messrs. Hilton, Szubinski, and Feliciano, and Ms. Clinton were $2,250,000, $906,250, $1,000,000, $1,300,000, $322,500 and $364,027, respectively, and are based on the achievement of target performance level, as indicated
40 MERITAGE HOMES | 2023 Proxy Statement

COMPENSATION DISCUSSION AND ANALYSIS

in the preceding tables. Ms. Clinton's target reflects a proration adjustment to her full-year target payout of $515,000 to reflect her length of employment with the Company in 2022.
(2) As outlined in his employment agreement, Mr. Hilton's maximum payout cannot exceed target, which is 100%. The below target thresholds for Mr. Hilton are applicable as indicated in the tables above.

For purposes of determining the executives’ formula bonuses, Adjusted EBITDA means EBITDA adjusted to exclude non-routine charges that the Compensation Committee determines in its sole discretion at the time the incentive bonus plan is established as appropriate to exclude.
Annual Discretionary Bonus
Based on specific achievements of each individual beyond those of the performance measurements included in the Non-Equity Incentive Plan calculations, our NEOs may be awarded discretionary cash bonuses subject to approval by the Compensation Committee. There were no such bonuses awarded in 2022.
Long-Term (Equity-Based) Incentive Awards
In 2022, our NEOs were entitled to long-term equity incentive awards where 50% was provided through performance share awards based on criteria with interpolated potential payout levels and 50% was provided through time-based restricted stock units.
Performance Share Awards. In 2022, our NEOs were entitled to performance share awards as part of their overall compensation. The performance-based portion of the long-term incentive awards have two metrics, which in 2022 were weighted 70% and 30%, respectively:
1.Achievement of a targeted return on assets (“ROA”) goal, and
2.Three-year total shareholder return (“TSR”) relative to our TSR peer group (as defined in the section "—Compensation Philosophies and Objectives — Compensation Peer Group ").
The Compensation Committee selected these two measures for the NEO long-term incentive awards as they believe they best align with our current stockholder interests of strong returns, and increased efficiency in generating profits from assets.
For each of the two performance-based plan measures, our Compensation Committee has specified:
•A threshold level of achievement below which no awards will be paid;
•A target range level of achievement (e.g. between the threshold and maximum) associated with a market-competitive incentive award; and
•A maximum level of achievement above which awards will not increase ("payout ceiling").
Each metric is assessed separately from the other, and each may be adjusted for specific and pre-determined items established by the Compensation Committee. The ROA goals are measured annually and on a standalone basis, although the vesting of the shares will occur at the end of a three-year performance period. The TSR goal is a cumulative three-year metric. The relationship between the level of performance and the shares awarded with each level is reflected in the table below. Where actual results fall between the performance levels set forth in the following charts, payments will be calculated based on linear interpolation.

ROA	Performance as % of Target	Shares Awarded as % of Target Payout (1)	Relative TSR	Peer Group Percentile	Shares Awarded as % of Target Payout (1)
Maximum	150.0%	150%	Maximum	75.0%	150%
Target	100.0%	100%	Target	50.0%	100%
Threshold	50.0%	50%	Threshold	25.0%	50%
Below Threshold	<50.0%	0%	Below Threshold	<25.0%	0%
MERITAGE HOMES | 2023 Proxy Statement 41

COMPENSATION DISCUSSION AND ANALYSIS

(1) For 2022, the target award payout value was equal to approximately $1,800,000, $725,000, $500,000, $650,000, $268,750 and $289,687 for Mr. Lord, Ms. Sferruzza, Messrs. Hilton, Szubinski, and Feliciano, and Ms. Clinton, respectively. This 100% payout achievement is based on target performance level as indicated in the table above. Mr. Hilton is not eligible for payout above 100%. Ms. Clinton’s target payout value reflects a proration adjustment to her full-year target payout of $386,250.
Restricted Stock Unit Awards. In 2022, our NEOs were entitled to an annual grant of restricted stock units that cliff vest on the third anniversary of the date of grant. The number of restricted stock units to be granted to each executive officer will be equal to the dollar value specified for each executive officer divided by the closing price of the Company’s stock on the grant date. The value of restricted stock units granted in 2022 to Mr. Lord, Ms. Sferruzza, Messrs. Hilton, Szubinski, and Feliciano, and Ms. Clinton were $1,800,000, $725,000, $500,000, $650,000, $268,750 and $289,687, respectively. Ms. Clinton’s award value reflects a proration adjustment to her full-year target payout of $386,250.
Other Benefits
In 2022, our NEOs were also entitled to certain specified other benefits. Mr. Lord was entitled to receive payments annually to purchase life insurance coverage in the policy amount of up to $5,000,000; disability and/or long-term care insurance with monthly benefits of up to $20,000; and the use of a company car. Mss. Sferruzza and Clinton and Messrs. Szubinski and Feliciano were entitled to receive payments annually to purchase life insurance in the coverage amount of up to $3,000,000 and disability and/or long-term care insurance with monthly benefits of up to $20,000. Mr. Szubinski was also entitled to an auto allowance.
Termination Provisions
Our NEOs employment agreements provide them with severance benefits under the Company's Severance Plan in certain situations upon termination of employment, which may include change of control, voluntary resignation by the officer with or without good reason, termination by the Company, with and without cause, death or disability, and retirement. A summary of the key termination provisions of the Executive Severance Plan in effect for 2022 is outlined beginning on page 50.
42 MERITAGE HOMES | 2023 Proxy Statement

COMPENSATION DISCUSSION AND ANALYSIS

Discussion of NEO Compensation
Following is a discussion of the compensation paid, awarded or earned in 2022 to the Company’s CEO and NEOs.
Our NEOs were compensated in 2022 pursuant to the terms of their respective employment agreements in effect during 2022, which provided for a base salary, a Non-Equity Incentive Plan award based on Company performance, equity grants and other customary executive benefits.
Under these agreements, a substantial portion of our NEOs potential compensation was performance-based to align their goals and efforts with the interests of our stockholders.
Salary. In accordance with the terms of their respective employment agreements, each NEO was paid a base salary as outlined in "— Employment Agreements in Effect for 2022."
Non-Equity Incentive Plan. For 2022, our NEOs earned cash performance-based bonuses pursuant to the terms set forth in their respective employment agreements as outlined beginning on page 39 of this proxy statement and according to the metrics set forth below. These cash bonuses were paid in February 2023.
ACTUAL RESULTS FOR 2022 ANNUAL INCENTIVE COMPENSATION:

		Named Executive Officer
Actual Results		Phillippe Lord	Hilla Sferruzza	Steven J. Hilton (1)	Clint Szubinski	Malissia Clinton (2)	Javier Feliciano
Adjusted EBITDA (60%)
Actual Results (in thousands)		$1,371,018	$1,371,018	$1,371,018	$1,371,018	$1,371,018	$1,371,018
Target Performance Level (in thousands)	≥	$1,203,592	$1,203,592	$1,203,592	$1,203,592	$1,203,592	$1,203,592
Target Bonus $		$1,350,000	$543,750	$600,000	$780,000	$218,416	$193,500
NEO Payout % (3)		169.6%	169.6%	100.0%	169.6%	169.6%	169.6%
NEO Payout $		$2,288,956	$921,941	$600,000	$1,322,508	$370,331	$328,083
Number of Home Closings (30%)
Actual Results		14,106	14,106	14,106	14,106	14,106	14,106
Target Performance Level	≥	14,081	14,081	14,081	14,081	14,081	14,081
Target Bonus $		$675,000	$271,875	$300,000	$390,000	$109,208	$96,750
NEO Payout % (3)		101.8%	101.8%	100.0%	101.8%	101.8%	101.8%
NEO Payout $		$686,985	$276,702	$300,000	$396,925	$111,147	$98,468
Customer Satisfaction Rating (10%)
Actual Results		91.5%	91.5%	91.5%	91.5%	91.5%	91.5%
Target Performance Level	≥	89.0%	89.0%	89.0%	89.0%	89.0%	89.0%
Target Bonus $		$225,000	$90,625	$100,000	$130,000	$36,403	$32,250
NEO Payout % (3)		183.3%	183.3%	100.0%	183.3%	183.3%	183.3%
NEO Payout $		$412,500	$166,146	$100,000	$238,333	$66,738	$59,125
Total NEO Payout $		$3,388,441	$1,364,789	$1,000,000	$1,957,766	$548,216	$485,676
(1) As outlined in his employment agreement, Mr. Hilton’s maximum payout cannot exceed target, which is 100%.
(2) Target bonus for Ms. Clinton reflects a proration adjustment to her full-year target payout to reflect her length of employment with the Company in 2022.
(3) See the table provided on page 39 of this proxy statement for additional information related to the payout percentages as they relate to the targets.
MERITAGE HOMES | 2023 Proxy Statement 43

COMPENSATION DISCUSSION AND ANALYSIS

Equity Awards. In 2022, Mr. Lord, Ms. Sferruzza, Messrs. Hilton, Szubinski, and Feliciano, and Ms. Clinton were granted 18,259, 7,354, 5,072, 6,593, 2,726 and 3,332 performance share awards (target level), respectively, related to the ROA and TSR performance metrics. Additionally, they were granted an equal amount of time-based shares that cliff vest in 2025. The performance share awards related to ROA and TSR vest on the third anniversary of the date of grant, subject to the achievement of the individual performance measures. The table below illustrates the potential performance share awards for 2022 at threshold, target and maximum performance levels for each NEO based on the established performance metrics. For discussion of the restricted stock units and performance share awards that vested in 2022, see the "2022 Stock Awards Vested" table on page 44.
PERFORMANCE BASED AWARDS GRANTED - ROA and TSR METRICS:

Name	Approximate Award Fair Value (at Target level) ($)	Below Threshold (Shares) (#)	Threshold (Shares) (#)	Target (Shares) (#)(1)	Maximum (Shares) (#)
Phillippe Lord	$1,800,000	—	9,130	18,259	27,389
Hilla Sferruzza	$725,000	—	3,677	7,354	11,031
Steven J. Hilton	$500,000	—	2,536	5,072	5,072
Clint Szubinski	$650,000	—	3,297	6,593	9,890
Malissia Clinton	$289,687	—	1,661	3,322	4,983
Javier Feliciano	$268,750	—	1,363	2,726	4,089
(1)Number of shares for Mr. Lord, Ms. Sferruzza, Messrs. Hilton, Szubinski and Feliciano based on a grant price of $98.58, the closing stock price on the date of grant. Number of shares for Ms. Clinton based on grant price of $87.18, the closing stock price on the date of grant.
Other Benefits. The Company also provided other benefits consistent with our NEOs' employment agreements. These benefits are detailed in footnote (7) to the "Summary Compensation Table" included in this proxy statement.
44 MERITAGE HOMES | 2023 Proxy Statement

COMPENSATION DISCUSSION AND ANALYSIS

2022 STOCK AWARDS VESTED
The table below sets forth the number and value of shares vested in 2022. All 2,883 shares vested were granted to Mr. Szubinski prior to his appointment as COO. Ms. Clinton joined the Company in April 2022, and therefore had no stock awards vest in 2022. Her first vest is scheduled to occur in August 2025. For discussion of the performance share awards earned in 2022 with a subsequent vest date in 2023, see the supplemental tables within "Outstanding Equity Awards at 2022 Fiscal Year-End" table on page 49.

	Stock Awards
Name	Number of Shares Acquired on Vesting (#) (1)	Value Realized on Vesting ($)
Phillippe Lord	56,240	$5,629,624
Hilla Sferruzza	33,166	$3,319,917
Steven J. Hilton	100,944	$10,104,494
Clint Szubinski	2,883	$263,275
Javier Feliciano	12,256	$1,226,826
(1)Performance share awards vested in March 2022 as a result of the achievement of performance goals are summarized in the table below. Relative ROA performance metrics and achievement were set and calculated annually, whereas the relative TSR performance metrics were set and measured with a cumulative three year performance period. Where actual results fell between the performance levels, shares vested were calculated based on linear interpolation.

		Shares Vested
	Performance Measurement Year
Name		Relative ROA (1)	TSR (2)	Total
Phillippe Lord	2021	7,725	10,491	18,216
	2020	7,725	—	7,725
	2019	6,985	—	6,985
	Total	22,435	10,491	32,926
Hilla Sferruzza	2021	4,555	6,187	10,742
	2020	4,556	—	4,556
	2019	4,119	—	4,119
	Total	13,230	6,187	19,417
Steven J. Hilton	2021	13,865	18,831	32,696
	2020	13,865	—	13,865
	2019	12,537	—	12,537
	Total	40,267	18,831	59,098
Javier Feliciano	2021	1,683	2,286	3,969
	2020	1,684	—	1,684
	2019	1,522	—	1,522
	Total	4,889	2,286	7,175
(1)Actual results achieved for ROA and the target and actual percentile ROA relative to our peer group are shown in the following table.

	Actual ROA	Relative ROA Metrics
Year		Target Percentile	Actual Percentile
2021	20.7%	50%	71%
2020	13.9%	50%	71%
2019	8.5%	50%	64%

(2)The 2019 TSR awards were based on a cumulative three-year TSR goal. The actual cumulative TSR at the end of the three year period was 86% and the target TSR was 50%.
MERITAGE HOMES | 2023 Proxy Statement 45

COMPENSATION DISCUSSION AND ANALYSIS

2023 Developments
The Compensation Committee annually reviews each NEO’s total compensation relative to market data while considering the responsibilities of their position, their individual performance and tenure. Based on this review of competitive market practices in the homebuilding industry and to reward our NEOs for achievement of extraordinary performance, the compensation changes noted below are effective January 1, 2023.
Performance-Based Compensation
The target annual cash incentive bonus for Ms. Sferruzza increased to $1,268,750 and for Mr. Szubinski increased to $1,625,000. The target value of performance-based equity compensation (non-cash) for Mr. Lord, Ms. Clinton and Mr. Feliciano increased to $2,025,000, $412,000, and $322,500 respectively, and the time-based equity compensation increased to mirror the adjusted target value of performance-based equity compensation.
In addition, for Messrs. Lord, Szubinski, and Feliciano, and Mss. Sferruzza and Clinton, the maximum level of achievement above which the target annual cash incentive bonus will be paid increased to 250% for the 2023 annual cash incentive bonus (to be paid in 2024) and the maximum level of achievement above which performance-based equity awards will be paid out increased to 200% for shares granted in 2023 (to vest in 2026).
46 MERITAGE HOMES | 2023 Proxy Statement

EXECUTIVE COMPENSATION COMMITTEE REPORT

The following Executive Compensation Committee Report does not constitute soliciting material and should not be deemed filed or incorporated by reference to any Company filing under the Securities Act of 1933, as amended (the “Securities Act”), or the Exchange Act, except to the extent the Company specifically incorporates this report.
Executive Compensation Committee Report
The Executive Compensation Committee of the Board of the Company has reviewed and discussed the Compensation Discussion and Analysis required by Item 402(b) of Regulation S-K with management and, based on such review and discussions, the Executive Compensation Committee recommended to the Board of Directors that the Compensation Discussion and Analysis be included in this proxy statement and incorporated by reference into our 2022 Annual Report on Form 10-K.

THE EXECUTIVE COMPENSATION COMMITTEE
Michael R. Odell—Chair Dana C. Bradford Louis E. Caldera P. Kelly Mooney Raymond Oppel

MERITAGE HOMES | 2023 Proxy Statement 47

COMPENSATION OF OFFICERS AND DIRECTORS

Compensation of Officers and Directors
Summary Compensation Table

Name and Principal Position	Year	Salary ($)	Bonus ($)	Stock Awards ($) (5)	Non-Equity Incentive Plan Compensation ($) (6)	All Other Compensation ($) (7)	Total ($)
Phillippe Lord,	2022	900,000	—	3,667,484	3,388,441	59,542	8,015,467
CEO (1)	2021	850,000	—	2,956,519	4,048,816	60,268	7,915,603
	2020	700,000	—	2,108,124	2,800,000	57,940	5,666,064
Hilla Sferruzza,	2022	725,000	—	1,477,117	1,364,789	49,850	3,616,756
EVP and CFO	2021	675,000	—	1,341,608	1,607,618	48,402	3,672,628
	2020	625,000	—	1,254,814	1,562,500	49,737	3,492,051
Steven J. Hilton,	2022	1,000,000	—	1,018,757	1,000,000	30,349	3,049,106
Executive Chairman (2)	2021	1,000,000	—	993,752	1,000,000	29,581	3,023,333
	2020	1,000,000	—	3,513,685	5,000,000	43,705	9,557,390
Clint Szubinski	2022	650,000	—	1,324,263	1,957,766	69,978	4,002,007
EVP and COO (3)	2021	600,000	—	1,192,503	2,286,390	146,615	4,225,508
Malissia Clinton, EVP, GC and Secretary (4)	2022	364,752	—	589,748	548,216	170,973	1,673,689
Javier Feliciano,	2022	430,000	—	547,542	485,676	54,399	1,517,617
EVP and CPO	2021	400,000	—	496,792	571,598	53,631	1,522,021
	2020	350,000	—	439,119	437,500	49,728	1,276,347

(1)Effective January 1, 2021, Mr. Lord was appointed Chief Executive Officer. He previously served as Chief Operating Officer. Mr. Lord did not receive any separate compensation for his services as a director in 2022 and 2021.
(2)All compensation is for Mr. Hilton’s services in his capacity as the Executive Chairman in 2021 and 2022, and as the Chief Executive Officer of the Company in 2020. Mr. Hilton did not receive any separate compensation for his services as a director. Effective January 1, 2021, Mr. Hilton retired as Chief Executive Officer and assumed the role of Executive Chairman.
(3)Effective January 1, 2021, Mr. Szubinski was appointed Chief Operating Officer.
(4)Ms. Clinton joined the Company as Executive Vice President and General Counsel effective April 18, 2022.
(5)The non-vested share (performance share awards and restricted stock units) grants have a fair value equal to the closing price of our stock on the date of the grant, in accordance with the requirements of Accounting Standards Codification Subtopic (“ASC”) 718. For the TSR portion of performance award shares, fair value is equal to the valuation from the third-party Monte Carlo analysis prepared in conjunction with the grants. Balance includes all performance share awards and restricted stock unit awards granted in the year to our NEOs and not the prorated share of all unvested grants in prior years that vested in the current year. See Note 11 “Stock Based and Deferred Compensation” of our Consolidated Financial Statements included in our 2022 Annual Report on Form 10-K for discussion of assumptions used for computing the fair value of awards granted. The amounts included in this column represent the grant-date fair value assuming all performance measures are achieved at the target level of performance (i.e., ROA, TSR), which is considered the probable outcome. The grant date fair value at the maximum performance level for the performance share awards in 2022 is $2,801,323, $1,128,248, $518,764, $1,011,539, $418,223 and $450,205 for Mr. Lord, Ms. Sferruzza, Messrs. Hilton, Szubinski, and Feliciano, and Ms. Clinton, respectively.  Additional detail is also provided in the “2022 Grant of Plan-Based Awards” table. For information on the value of shares earned in 2022 based on 2022 performance, see the tables detailing outstanding equity awards at 2022 fiscal year-end on page 49 of this proxy statement.
(6)Non-equity incentive plan compensation earned for all years presented was paid subsequent to each respective year-end.
(7)See the following table for more detail.
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COMPENSATION OF OFFICERS AND DIRECTORS

All Other Compensation Table
Year Ended December 31, 2022

Name	Health and Insurance Premiums ($) (1)	401(k) Match ($)	Car Allowance ($)	Other ($)	Total All Other Compensation ($)
Phillippe Lord	51,086	7,500	—	956	59,542
Hilla Sferruzza	40,700	9,150	—	—	49,850
Steven J. Hilton	21,199	9,150	—	—	30,349
Clint Szubinski	43,885	9,150	14,400	2,543	69,978
Malissia Clinton (2)	44,042	1,931	—	125,000	170,973
Javier Feliciano	45,249	9,150	—	—	54,399
(1)Includes: (i) employer portion of benefits provided to all employees and (ii) life and disability insurance premiums as contemplated in each NEO’s employment agreement if such elections were made.
(2)Amount reported in 'Other' for Ms. Clinton represents a relocation bonus.

2022 Grants of Plan-Based Awards

	Grant Date	Estimated Future Payouts Under Non-Equity Incentive Plan Awards (1)			Estimated Future Payouts Under Equity Incentive Plan Awards (2)			All Other Stock Awards: Number of Shares of Stock or Units (#) (2)	Grant Date Fair Value of Stock and Option Awards ($) (3)
Name		Threshold ($)	Target ($)	Maximum ($)	Threshold (#)	Target (#)	Maximum (#)
Phillippe Lord	2/28/2022							18,259	1,799,972
	2/28/2022				9,130	18,259	27,389		1,867,512
	N/A	1,125,000	2,250,000	4,500,000
Hilla Sferruzza	2/28/2022							7,354	724,957
	2/28/2022				3,677	7,354	11,031		752,160
	N/A	453,125	906,250	1,812,500
Steven J. Hilton	2/28/2022							5,072	499,998
	2/28/2022				2,536	5,072	5,072		518,759
	N/A	500,000	1,000,000	1,000,000
Clint Szubinski	2/28/2022							6,593	649,938
	2/28/2022				3,297	6,593	9,890		674,325
	N/A	650,000	1,300,000	2,600,000
Malissia Clinton	8/10/2022							3,322	289,612
	8/10/2022				1,661	3,322	4,983		300,136
	N/A	182,014	364,027	728,054
Javier Feliciano	2/28/2022							2,726	268,729
	2/28/2022				1,363	2,726	4,089		278,813
	N/A	161,250	322,500	645,000
(1)Actual non-equity incentive plan payouts for 2022 are discussed in the section —"Discussion of NEO Compensation".
(2)Equity awards granted in 2022 have a three-year cliff vest, subject in the case of performance share awards to achievement of established performance metrics.
(3)The grant-date fair value amounts relating to the performance share awards represent the grant-date fair value assuming the performance measures are achieved at the target level of performance, which is considered the probable outcome. Grant date fair value for the TSR portion of awards is based on a Monte-Carlo model to assess fair value as of the date of grant. Grant date fair value for the ROA awards is calculated as of the closing stock price on the date of grant.
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COMPENSATION OF OFFICERS AND DIRECTORS

Outstanding Equity Awards at 2022 Fiscal Year-End

	Stock Awards
				Equity Incentive Plan Awards
Name	Number of Shares or Units of Stock That Have Not Vested (#)		Market Value of Shares or Units of Stock That Have Not Vested ($) (1)	Number of Unearned Shares, Units or Other Rights That Have Not Vested (#) (9)	Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($) (1)
Phillippe Lord	90,353	(2) (8)	$8,330,547	23,369	$2,154,622
Hilla Sferruzza	44,814	(3) (8)	$4,131,851	9,890	$911,858
Steven J. Hilton	74,649	(4) (8)	$6,882,638	7,038	$648,904
Clint Szubinski	26,319	(5) (8)	$2,426,612	8,835	$814,587
Malissia Clinton	4,485	(6) (8)	$413,517	2,547	$234,833
Javier Feliciano	16,164	(7) (8)	$1,490,321	3,664	$337,821
(1)Computed as the number of shares or units of stock that have not yet vested multiplied by the closing price of the Company’s stock on December 31, 2022 of $92.20.
(2)Remaining unvested time-based shares vest: 14,460 in February 2023, 17,568 in March 2024 and 18,259 in February 2025. See also Note (8) below.
(3)Remaining unvested time-based shares vest: 8,607 in February 2023, 7,972 in March 2024 and 7,354 in February 2025. See also Note (8) below.
(4)Remaining unvested time-based shares vest: 24,101 in February 2023, 5,905 in March 2024 and 5,072 in February 2025. See also Note (8) below.
(5)Remaining unvested time-based shares vest: 2,882 in February 2023, 1,801 in February 2024, 7,086 in March 2024 and 7,283 in February 2025. See also Note (8) below.
(6)Remaining unvested time-based shares vest: 3,322 in August 2025. See also Note (8) below.
(7)Remaining unvested time-based shares vest: 3,012 in February 2023, 2,952 in March 2024 and 2,726 in February 2025. See also Note (8) below.
(8)Our long-term equity incentive plan awards vest on the third year after grant, but the component of equity awards that are performance-based have a specific annual ROA goal which is computed for each fiscal year within the three year vesting period. The table below indicates the shares earned for periods where the measurement period is complete for these specific annual ROA goals and thus the number of shares earned has been determined. Shares indicated as vesting in 2023 were earned for the 2020, 2021 and 2022 performance periods and represent grants awarded in 2020; shares indicated as vesting in 2024 were earned for the 2021 and 2022 performance periods and represent grants awarded in 2021; shares indicated as vesting in 2025 were earned for the 2022 performance period and represent grants awarded in 2022.

Name	Vested in February 2023 (#) (a)	Vesting in March 2024 (#)	Vesting in 2025 (#)	Total Earned but not Vested Performance Share Awards as of December 31, 2022 (#)
Phillippe Lord	21,378	12,298	6,390	40,066
Hilla Sferruzza	12,727	5,580	2,574	20,881
Steven J. Hilton	35,632	2,756	1,183	39,571
Clint Szubinski	—	4,960	2,307	7,267
Malissia Clinton	—	—	1,163	1,163
Javier Feliciano	4,453	2,067	954	7,474
(a) As of December 31, 2022, all performance award shares granted in 2020 for the performance periods from 2020 through 2022 were earned and payable based on the achievement of performance metrics for each applicable performance period as set forth below. These shares all vested in February 2023, which was the third anniversary of the date of grant.
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COMPENSATION OF OFFICERS AND DIRECTORS

Metric	Performance Period	Target	Actual	Payout %
Relative TSR	2020-2022 cumulative 3 year	50.0%	71.4%	142.8%

ROA	2022	10.0%	20.7%	150.0%
	2021	9.0%	20.7%	150.0%
	2020	7.0%	13.9%	150.0%
(9) Represents unearned performance award shares that vest (at target value) as follows:

Name	Vesting in March 2024 (#)	Vesting in 2025 (#)	Total Unearned and Unvested as of December 31, 2022 (#)
Phillippe Lord	9,370	13,999	23,369
Hilla Sferruzza	4,252	5,638	9,890
Steven J. Hilton	3,149	3,889	7,038
Clint Szubinski	3,780	5,055	8,835
Malissia Clinton	—	2,547	2,547
Javier Feliciano	1,574	2,090	3,664

Nonqualified Deferred Compensation Plans
We offer a non-qualified deferred compensation plan (“deferred compensation plan”) to our NEOs as well as other highly compensated employees in order to allow them additional pre-tax income deferrals above and beyond the limited caps that qualified plans, such as 401(k) plans, impose on highly compensated employees. The deferred compensation plan allows eligible participants to defer up to 75% of their base salary and up to 100% of their qualifying bonus and performance-based compensation.  The deferred compensation plan also allows for discretionary employer contributions, although to date all contributions to the plan have been funded by the employees and we do not currently offer a contribution match. Employee deferrals are deemed 100% vested upon contribution. Distributions from the Plan will be made upon retirement, either in a lump sum or annual installments for up to fifteen years commencing upon normal retirement (upon reaching age 55 and completing ten years of service). Distributions may also be made upon death, separation of service, in-service distribution after 5 years or upon the occurrence of an unforeseeable emergency.

Participants in the deferred compensation plan are entitled to select from a wide variety of investments available under the plan and will be allocated gains or losses based upon the performance of the investments selected by the participant.  All gains or losses are allocated fully to plan participants and the Company does not guarantee a rate of return on deferred balances. The below table reflects activity for our NEOs that participated in the deferred compensation plan during 2022.

Name	Executive Contributions in Last FY ($)	Registrant Contributions in Last FY ($) (1)	Aggregate Earnings in Last FY ($) (2)	Aggregate Withdrawals/ Distributions ($)	Aggregate Balance at Last FYE ($) (3)
Hilla Sferruzza	766,297	—	(356,742)	—	1,417,820
Clint Szubinski	60,000	—	(88,037)	—	176,636
(1)Meritage does not provide matching contributions.
(2)These amounts do not include any above-market or preferential earnings. Accordingly, these amounts are not reported in the Summary Compensation Table.
(3)All amounts in this column that represent executive contributions from prior years were reported as compensation to the named executive officer in the Summary Compensation Table in prior years, other than Clint Szubinski who was not an NEO prior to 2021.

Potential Payments upon Termination or Change of Control Summary
During 2021, we entered into an Executive Severance Plan ("the Severance Plan") with our executives, with the exception of Ms. Clinton with whom we entered into the Severance Plan in April 2022 when she joined the Company. Under the Severance Plan, our NEOs are entitled to severance payments and other benefits in the event of certain types of terminations. These benefits can
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COMPENSATION OF OFFICERS AND DIRECTORS

include cash payments, continuation of insurance benefits and the acceleration of outstanding stock options, restricted stock units and performance share awards.
Following is a summary of the severance and change of control provisions that were in effect on December 31, 2022.

	Voluntary Resignation by Officer Without Good Reason or Termination by the Company With Cause	Voluntary Resignation by Officer With Good Reason or Termination by the Company Without Cause (1)	Death or Disability	Retirement (2)	In Connection with Change In Control (6)
Base salary and paid time off through date of termination	X	X	X	X	X
Pro-rata annual cash incentive bonus for period in which termination occurs based on actual performance achieved		X		X
Target annual cash incentive bonus for the performance period in which the termination occurs			X
Pro-rata target annual cash incentive bonus for the performance period in which the termination occurs					X
Service based (time based) awards and restricted stock units that are outstanding shall immediately vest and become unrestricted			X	X	X
100% of performance share awards (or restricted stock units) shall immediately vest and become unrestricted (7)					X
Previously granted performance share awards that have not vested will immediately vest and become unrestricted following the end of the applicable performance period based on actual performance achieved			X	X
Any outstanding and vested stock options will remain exercisable as provided by in the original equity awards (3) (4)		X	X
Any outstanding and unvested stock options will immediately vest and will remain exercisable for the 12 months following the termination date. (8)			X	X	X
Payment for health coverage equal to 100% of monthly COBRA premium for 24 months		X			X
Severance payment equal to a multiplier based on the respective role at time of termination times the executive officer’s base salary plus a multiplier based on the respective role at time of termination times the target bonus in the year of termination (5)
		X			X
(1)If the executive whose employment is being terminated by the Company without cause satisfies the service requirements for Retirement as described in Note (2) below, the executive may elect to receive Retirement benefits.
(2)In order to qualify for the above retirement termination benefits, in addition to any time restrictions as contemplated in each individual employment agreement, executive must complete 15 cumulative years as an executive officer (as defined by the Severance Plan) or member of the board. As of this date of this proxy filing, only Mr. Hilton has satisfied the service requirements to be eligible for retirement termination benefits.
(3)Upon termination for cause, any outstanding and vested stock options shall be cancelled as of the termination date.
(4)In the event of death or disability, stock options will remain exercisable until the 12 month anniversary of the termination date, provided, however, that the post-termination exercise period for any individual stock option will not extend beyond the earlier of its original maximum term or the tenth anniversary of the original date of grant.
(5)The multiplier in the event of voluntary resignation with good cause or termination without cause is 200% for Mr. Lord, 0% for Mr. Hilton, and 125% for the rest of the NEOs, and the multiplier in a change-in-control event is 300% for Messrs. Lord and Hilton and 200% for the rest of
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COMPENSATION OF OFFICERS AND DIRECTORS

the NEOs. In addition, the severance payment for Ms. Sferruzza and Mr. Feliciano in a non change-in-control event has a minimum payment of $2,000,000 and $1,137,500, respectively.
(6)Voluntary resignation with good reason must take place within the time period as defined in the severance plan with respect to a change-in- control.
(7)In the event the performance share awards are to vest based on achievement of future performance, vesting calculation is to assume target levels had been achieved for the performance criteria.
(8)In the event of retirement, any outstanding and unvested stock options will immediately vest and will remain exercisable for the remainder of the original term, but not later than the tenth anniversary of original date of grant.

Other Matters Regarding the Employment Agreements and Severance Plan
The term “Cause” is defined in the employment agreements and the Severance Plan. The terms "Good Reason" and "Change in Control" are defined in the Severance Plan.
All severance payments under the employment agreements and Severance Plan are conditioned upon the delivery and non-revocation of a customary release by the executive.
Each of the employment agreements and the Severance Plan are structured so that the executive is entitled to the greater benefit under the two agreements but is not entitled to duplicative benefits.
Each of the employment agreements and the Severance Plan include customary provisions concerning the timing, limitation and alteration of payments to comply with Section 409A of the Internal Revenue Code.
Consistent with the SEC’s rules and regulations concerning executive compensation disclosure, the potential value of each executive’s benefits assumes that the termination occurred on December 31, 2022, and accordingly, the value of the acceleration of stock vestings is computed based on the closing stock price of $92.20 on the last business day of 2022. Total termination benefits represent payments for severance, non-compete and non-disclosure covenants. The potential values set forth below do not include the value of the balances under the deferred compensation plan discussed in the section "Nonqualified Deferred Compensation Plans." The summary below reflects the terms of the NEOs’ employment agreements and the Severance Plan that were in effect on December 31, 2022, and the actual expense that would be recognized by the Company in the event of a severance event may differ materially from the numbers presented as a result of the required computation in accordance with generally accepted accounting principles for stock compensation expense.

Executive Officer	Voluntary Resignation by Officer Without Good Reason or Termination by the Company With Cause	Voluntary Resignation by Officer With Good Reason or Termination by the Company Without Cause (1)	Death or Disability	Retirement	In Connection with Change In Control
Phillippe Lord	$—	$9,722,799	$12,735,168	$13,873,609	$22,219,526
Hilla Sferruzza	$—	$3,435,809	$5,949,959	$6,408,497	$9,244,417
Steven J. Hilton	$—	$3,034,357	$8,531,541	$8,531,541	$14,565,898
Clint Szubinski	$—	$4,429,624	$4,541,199	$5,198,964	$8,475,557
Malissia Clinton	$—	$1,480,712	$1,012,377	$1,196,566	$2,491,458
Javier Feliciano	$—	$1,460,659	$2,150,642	$2,313,818	$3,690,000
(1)The amounts presented include cash bonuses earned for fiscal 2022, but not paid as of December 31, 2022. In addition to the table above, the amount of bonuses earned and not paid are presented separately as 2022 compensation in the Summary Compensation Table on page 47.

Pay Ratio Disclosure
In August 2015, pursuant to a mandate of the Dodd-Frank Wall Street Reform and Consumer Protection Act ("Dodd-Frank"), the SEC adopted a rule requiring annual disclosure of the ratio of the annual total compensation of the individual identified as the median paid employee (other than the CEO) to the annual total compensation of the CEO. Our pay ratio disclosure is presented below:

Median Employee annual total compensation (other than the CEO)	$125,371
CEO annual total compensation	$8,015,467
Ratio of CEO to Median Employee Compensation	64:1

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COMPENSATION OF OFFICERS AND DIRECTORS

During the fiscal year ended December 31, 2022, we determined that it was no longer appropriate to use the median employee that was determined in 2020 because that employee experienced a change in their position within the Company that had a significant enough impact on their compensation that they were no longer an appropriate reference as median employee. Therefore, we selected a new median employee whose compensation is substantially similar to the prior year's median employee. In determining the prior year's median employee, a listing was prepared of all employees (excluding the CEO) and their annual cash compensation as of December 31, 2022 inclusive of base salary and bonus. Wages and salaries and bonuses were annualized for those permanent employees that were not employed for the full year of 2022. For the fiscal year ended December 31, 2022, we calculated the median employee's total compensation using the same methodology that we used to calculate the total compensation for our CEO in the Summary Compensation Table on page 47 of this Proxy Statement.

Director Compensation
When establishing and reviewing our director's compensation, we consider the level of work and involvement the directors have with our business. We also consider compensation paid to directors in the marketplace generally and at our peer group companies and consider advice from our independent compensation consultant.
We believe that non-employee director compensation paid primarily in the form of equity awards highly aligns the board members with the interests of the stockholders of the Company. In 2022, approximately 75% of the compensation paid to non-employee directors in the aggregate was in the form of equity awards. Cash compensation paid to directors as a percentage of total compensation has been relatively flat for more than five years.
In 2022, our non-employee directors received the following cash compensation:

Board Retainer	$50,000
Committee Chair Retainer (All Committees Except the Land Committee)	$20,000
Committee Member Retainer (All Committees Except the Land Committee)	$10,000
Lead Director Retainer	$40,000

In addition, during 2022, each of our directors received a grant of 2,500 shares of restricted stock units. These shares cliff vest on the third anniversary of the grant date, except for Messrs. Keough, Caldera and Ms. Mooney whose vest on the first anniversary of the grant date. Board members appointed after 2019 receive annual equity award grants with a one-year vesting period.
The 2022 non-employee director compensation is set forth below. Messrs. Hilton and Lord compensation are represented in the Summary Compensation Table. They received no additional compensation for their duties as a member of the Board.

Name	Fees Earned or Paid in Cash ($) (1)	Stock Awards ($) (2)	Total ($)
Raymond Oppel	70,000	233,975	303,975
Peter L. Ax	120,000	233,975	353,975
Gerald Haddock	70,000	233,975	303,975
Dana C. Bradford	70,000	233,975	303,975
Michael R. Odell	70,000	233,975	303,975
Deborah Ann Henretta	70,000	233,975	303,975
Joseph Keough	70,000	233,975	303,975
P. Kelly Mooney	70,000	233,975	303,975
Louis E. Caldera (3)	57,500	233,975	291,475
(1)Committee and chair fees are paid to directors on a quarterly basis.
(2)See Note 11 “Stock Based and Deferred Compensation” of our Consolidated Financial Statements included in our 2022 Annual Report on Form 10-K for discussion of the assumptions used for computing the fair value of awards granted. As required, the calculation is equal to the fair value of the award on the date of grant multiplied by the total number of awards granted in 2022, not the proportionate share of all existing unvested awards that vested in the current year.
(3)Mr. Caldera was appointed to the Compensation Committee in the second quarter of 2022.
We reimburse directors for out-of-pocket expenses incurred in attending Board and committee meetings and we also reimburse certain directors for charter aircraft service or other travel and lodging-related expenses. During 2022, we made reimbursements of approximately $4,000, $5,100, $6,300, $3,800, $5,100 and $8,200 to Mss. Henretta and Mooney, and Messrs. Oppel, Odell, Keough and Caldera, respectively.
At December 31, 2022, Messrs. Oppel, Ax, Haddock, Bradford, and Odell, and Ms. Henretta each had 8,250 outstanding unvested equity awards, and Messrs. Keough and Caldera and Ms. Mooney each had 2,500 outstanding unvested equity awards.
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Pay versus Performance
In August 2022, pursuant to a mandate of Dodd-Frank commonly referred to as "Pay versus Performance", the SEC adopted a rule ("the SEC rule") requiring registrants to provide a clear description of (1) the relationship between executive compensation actually paid ("CAP") to the Company's NEOs (including the principal executive officer or person acting in a similar capacity during the last completed fiscal year ("PEO")) and the cumulative TSR of the Company, and (2) the relationship between the Company's TSR and the TSR of a peer group chosen by the Company. The following table provides information regarding Compensation Actually Paid to our PEO and non-PEO NEOs during each of the past three fiscal years, as well as total shareholder return, net income, and ROA. Our Compensation Committee did not rely on this analysis in its decision making process. See section “—Compensation Discussion and Analysis" for a comprehensive discussion of our executive compensation program and philosophy.

					Value of Initial Fixed $100 Investment Based On:
Year	Summary Compensation Table Total for PEO (1)	CAP to PEO (1) (3) (4)	Average Summary Compensation Table Total for Non-PEO NEOs (2)	Average CAP to Non-PEO NEOs (2) (4)	Cumulative Total Shareholder Return (5)	Cumulative Peer Group Shareholder Return (5)	Net Income (in thousands) (6)	Company Selected Measure (ROA) (6)
2022	$8,015,467	$5,124,002	$2,771,835	$1,463,392	$75.54	$77.24	$992,192	20.7%
2021	$7,915,603	$13,521,596	$3,765,401	$6,630,450	$111.33	$116.52	$737,444	20.7%
2020	$9,557,390	$15,676,557	$3,283,577	$5,296,314	$150.88	$142.70	$423,475	13.9%
(1) For the years 2022 and 2021, our PEO is Phillippe Lord and for 2020, our PEO was Steven J. Hilton, as they served as the Company's CEO during those respective years.
(2) Non-PEO NEOs include: Hilla Sferruzza, Steven J. Hilton, Clint Szubinski, Malissia Clinton and Javier Feliciano in 2022; Hilla Sferruzza, Steven J. Hilton, Clint Szubinski, C. Timothy White (our Former Executive Vice President, General Counsel and Secretary) and Javier Feliciano in 2021; and Phillippe Lord, Hilla Sferruzza, C. Timothy White and Javier Feliciano in 2020.
(3) Adjustments to the Summary Compensation Table Total to arrive at CAP for PEO are shown below. No adjustments were necessary for defined benefit and pension plans, dividends or forfeitures.

Year	Summary Compensation Table Total for PEO	Less: Grant Date Fair Value of Equity Awards Granted in Fiscal Year	Plus: Increase/(Decrease) in Fair Value of Equity Vested during Fiscal Year	Plus: Increase/(Decrease) in Fair Value of Unvested Equity at Fiscal Year-End (Current Year Awards)	Plus: Increase/(Decrease) in Fair Value of Unvested Equity at Fiscal Year-End (Prior Year Awards)	CAP to PEO
2022	$8,015,467	$(3,667,484)	$(1,235,030)	$3,642,886	$(1,631,837)	$5,124,002
2021	$7,915,603	$(2,956,519)	$97,238	$4,562,638	$3,902,636	$13,521,596
2020	$9,557,390	$(3,513,685)	$751,280	$4,350,566	$4,531,006	$15,676,557
(4) Adjustments to the Summary Compensation Table Total to arrive at CAP for Non-PEO NEOs are shown below. No adjustments were necessary for defined benefit and pension plans, dividends or forfeitures.

Year	Average Summary Compensation Table Total for Non-PEO NEOs	Less: Average Grant Date Fair Value of Equity Awards Granted in Fiscal Year	Plus: Average Increase/(Decrease) in Fair Value of Equity Vested during Fiscal Year	Plus: Average Increase/(Decrease) in Fair Value of Unvested Equity at Fiscal Year-End (Current Year Awards)	Plus: Average Increase/(Decrease) in Fair Value of Unvested Equity at Fiscal Year-End (Prior Year Awards)	Average CAP to Non-PEO NEOs
2022	$2,771,835	$(991,485)	$(660,564)	$989,330	$(645,724)	$1,463,392
2021	$3,765,401	$(976,923)	$276,939	$1,366,073	$2,198,960	$6,630,450
2020	$3,283,577	$(1,167,705)	$309,118	$1,445,912	$1,425,412	$5,296,314
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PAY VERSUS PERFORMANCE
(5) We have elected to use the Dow Jones US Home Construction Index as our peer group. The graphs below illustrate the relationship between our cumulative TSR and peer group TSR, and the relationship between our CAP and the cumulative TSR for both the Company and our peer group.
(6) The relationships between CAP and Net Income and CAP and ROA are illustrated in the following graphs. ROA is calculated as Net Income divided by the average of five trailing quarters Total Assets, less Cash and Cash Equivalents. Both Net Income and Total Assets are adjusted for material actions or events that affect comparability to target. Our ROA as it relates to CAP is demonstrated below.
Our most important metrics impacting CAP for the year ending December 31, 2022 are:

Metric
Relative TSR
ROA
Adjusted EBITDA
Number of Home Closings
Customer Satisfaction Rating
MERITAGE HOMES | 2023 Proxy Statement 56

SECURITIES AUTHORIZED FOR ISSUANCE UNDER EQUITY COMPENSATION PLANS

Securities Authorized for Issuance Under Equity Compensation Plans
The following table summarizes our equity compensation under all of our equity compensation plans as of December 31, 2022:

Plan Category	(a) Number of Securities to be Issued Upon Exercise of Outstanding Options, Warrants and Rights (1)	(b) Weighted Average Exercise Price of Outstanding Options, Warrants and Rights (2)	(c) Number of Securities Remaining Available for Future Issuance under Equity Compensation Plans (Excluding Securities Reflected in Column (a) (1))
Equity compensation plans approved by stockholders	803,769	N/A	731,405
Equity compensation plans not approved by stockholders	—	N/A	—
Total	803,769	N/A	731,405
(1)Balance includes 659,102 time-based restricted stock awards and units, and 144,667 performance share awards (at target level). Assuming maximum performance level is achieved for the performance share awards, an additional 66,837 shares are subject to outstanding awards (total number of securities to be issued upon exercise of outstanding awards of 870,606, which results in 664,568 shares remaining available for future issuance).
(2)The outstanding equity awards are time-based restricted stock awards and units and performance share awards which do not have an exercise price.

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SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Delinquent Section 16(a) Reports
Executive officers, directors and “beneficial owners” of more than ten percent of our common stock must file initial reports of ownership and changes in ownership with the SEC under Section 16(a) of the Exchange Act. SEC regulations require these reporting persons to furnish us with copies of all Forms 3, 4 and 5, and amendments thereto, that they file with the SEC. Based solely on our review of the copies of such forms furnished to us, or representations that no forms were required, we believe that during 2022 all of our officers, directors and greater than ten percent beneficial owners complied with all filing requirements of Section 16(a) of the Exchange Act.

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CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

Certain Relationships and Related Transactions
Meritage maintains a written policy concerning conflict of interest transactions that generally applies, among other things, to transactions between the Company and related persons, including employees, officers and directors and applies to direct and indirect relationships and transactions. Because of the nature of our business, which involves the ownership, development, construction and sale of real estate and single family homes, our policy was carefully constructed to capture transactions and relationships between the Company or its competitors, and related persons and relationships between employees, directors, suppliers, vendors, subcontractors (“trades”) and others. At the same time, we are mindful to not inadvertently create the potential for conflicts relating to transactions that are primarily of a personal nature and do not involve the Company, or conflict with its business (for example, the construction of a vacation home or the purchase of a home from the Company pursuant to our home purchase policy that is available to most employees).
For transactions not exempted from the policy, Meritage’s policy requires that designated members of senior management must review and approve any transaction between a covered person (i.e., employees, officers and directors) and the Company, or between a covered person and a trade contractor. The policy provides that the Company’s legal and internal audit departments are to be involved in the review and approval process. For transactions involving directors or senior executive officers (including the officers named in this proxy statement), the proposed transaction must be approved in advance by the Audit Committee of the Board. Real estate transactions between the Company and related persons are subject to strict scrutiny.
The transactions listed below were approved by the Audit Committee of the Board pursuant to the policy.
We currently charter aircraft services from companies that use Mr. Hilton's private plane. Payments made to these companies are at arms-length transaction prices and were as follows (in thousands):

	Year Ended December 31,
	2022	2021	2020
Air Charter Services	$383	$535	$408

MERITAGE HOMES | 2023 Proxy Statement 59

INDEPENDENT AUDITORS

Independent Auditors
Deloitte & Touche LLP has served as our principal independent registered public accounting firm since 2004. We expect representatives of Deloitte & Touche LLP to be present at our Annual Meeting of Stockholders to respond to appropriate questions, and they will be given an opportunity to make a statement if they desire to do so.
The following table presents fees for professional accounting services rendered by our principal accountant for the audit of our annual financial statements for 2022 and 2021, and fees billed for other services rendered.

	2022	2021
Audit fees	$1,225,000	$1,172,500
Audit-related fees	—	—
Audit and audit-related fees	$1,225,000	$1,172,500
Tax fees	—	—
All other fees	—	—
Total fees	$1,225,000	$1,172,500

Each year, the Audit Committee approves the annual audit engagement in advance. The Audit Committee also has established procedures to pre-approve all non-audit services provided by the principal independent registered public accounting firm.

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INDEPENDENT AUDITORS

The following report of the Audit Committee does not constitute soliciting material and should not be deemed filed or incorporated by reference into any Company filing under the Securities Act or the Exchange Act, except to the extent the Company specifically incorporates this report.
Report of the Audit Committee
We have reviewed Meritage’s audited consolidated financial statements and met with both management and Deloitte & Touche LLP, the Company’s independent registered public accounting firm, to discuss those consolidated financial statements. Management has represented to us that the consolidated financial statements were prepared in accordance with accounting principles generally accepted in the United States of America. We have also reviewed, and discussed with management and Deloitte & Touche LLP, management’s report and Deloitte & Touche LLP’s report and attestation on internal control over financial reporting in accordance with Section 404 of the Sarbanes-Oxley Act. We have received from, and discussed with, Deloitte & Touche LLP the written disclosure and the letter required by the applicable requirements of the Public Company Accounting Oversight Board regarding independence. These items related to that firm’s independence from Meritage. We also discussed with Deloitte & Touche LLP those matters required to be discussed by Statement on Auditing Standards No. 114, as amended, “The Auditor’s Communication With Those Charged With Governance” and Rule 2-07 of Regulation S-X “Communication with Audit Committees.” Based on these reviews and discussions, we recommended to the Board of Directors that Meritage’s audited financial statements be included in its Annual Report on Form 10-K for the fiscal year ended December 31, 2022.

THE AUDIT COMMITTEE

Peter L. Ax—Chair Dana C. Bradford Joseph Keough

MERITAGE HOMES | 2023 Proxy Statement 61

STOCKHOLDER PROPOSALS

Stockholder Proposals, Director Nominations and Other Items of Business
If any stockholder would like to make a proposal at our 2024 annual meeting pursuant to Rule 14a-8 of the Exchange Act, we must receive it no later than December 5, 2023 in order that it may be considered for inclusion in the proxy statement and form of proxy relating to that meeting.
As discussed in the section “Corporate Governance and Board Matters-The Board and Board Committees-Director Nomination Process-Proxy Access,” our bylaws permit an eligible stockholder, or a group of up to 20 stockholders, that has continuously owned at least three percent of the Company’s outstanding shares of common stock for three years to include in the Company’s proxy materials director nominations of up to 20% (rounded to the nearest whole number) of the number of directors constituting the class up for election at any annual meeting.  Notice of proxy access director nominees must be submitted timely and include the information required under our bylaws. To be timely, a proxy access nomination must be delivered to or mailed and received by the Secretary at the principal executive offices of the Company, not earlier than the 150th day nor later than the 120th day prior to the first anniversary date of mailing of this proxy statement, which is expected to occur on or about April 3, 2023; provided, however, that in the event that the date of the 2024 Annual Meeting is advanced or delayed by more than 30 days from the first anniversary of the date of this year’s annual meeting, which is to be held on May 18, 2023, notice by the stockholder must be delivered not earlier than the 150th day prior to the date of such annual meeting and not later than the later of the 120th day prior to the date of such annual meeting or the tenth day following the date on which public announcement of the date of such meeting is first made.
Proposals to be presented at the 2024 Annual Meeting that are not intended for inclusion in our proxy statement, including director nominations not made pursuant to the proxy access provisions in the Company's bylaws, must be submitted in accordance with our bylaws. To be timely, a stockholder’s notice of such a proposal must be delivered to or mailed and received by the Secretary at the principal executive offices of the Company, not earlier than the 150th day nor later than the 120th day prior to the first anniversary date of mailing of this proxy statement, which is expected to occur on or about April 3, 2023. Provided, however, that in the event that the date of the 2024 Annual Meeting is advanced or delayed by more than 30 days from the first anniversary of the date of this year’s annual meeting, which is to be held on May 18, 2023, notice by the stockholder must be delivered not earlier than the 150th day prior to the date of such annual meeting and not later than the later of the 120th day prior to the date of such annual meeting or the tenth day following the date on which public announcement of the date of such meeting is first made. In addition to the requirements in our bylaws, to comply with the universal proxy rules, stockholders who intend to solicit proxies in support of director nominees other than Company nominees must provide notice to the Company that sets forth the information required by Rule 14a-19 under the Exchange Act no later than March 18, 2024.
A nomination or other proposal will be disregarded if it does not comply with the above procedures.
Stockholder proposals and director nominations and other items of business should be submitted to:

Meritage Homes Corporation
8800 East Raintree Drive Suite 300
Scottsdale, Arizona 85260
Attn: Secretary

MERITAGE HOMES | 2023 Proxy Statement 62

FORWARD-LOOKING STATEMENTS

Forward-Looking Statements
This proxy statement contains “forward-looking statements” as that term is defined in the Private Securities Litigation Reform Act of 1995. These statements are based on management’s current expectations and involve substantial risks and uncertainties, which may cause results to differ materially from those set forth in the statements. The forward-looking statements may include, but are not limited to, statements made concerning our strategies, plans and anticipated benefits from our DE&I and ES&S initiatives; statements made in the CD&A section of this proxy statement regarding the benefits of our strategy and trends in the homebuilding industry; future compensation actions or events; our strategy and opportunities and the anticipated effects of our compensation structure and programs. Meritage undertakes no obligation to publicly update any forward-looking statement, whether as a result of new information, future events, or otherwise. Forward-looking statements should be evaluated together with the many uncertainties that affect Meritage’s business, particularly those mentioned under the heading “Risk Factors” in Meritage’s Annual Report on Form 10-K, and in the periodic reports that Meritage files with the SEC on Form 10-Q.

MERITAGE HOMES | 2023 Proxy Statement 63

ANNUAL REPORT ON FORM 10-K AND OTHER MATTERS

Annual Report on Form 10-K and Other Matters
The Board is not aware of any other matters to be presented at the meeting. If any other business should properly come before the meeting, the proxy holders will vote according to their best judgment.
A copy of the Company’s Annual Report on Form 10-K for the year ended December 31, 2022 may be viewed and downloaded from investors.meritagehomes.com, may be requested via email through such website or may be requested telephonically at 480-515-8100. The Annual Report is not considered to be proxy solicitation material.
Upon request, the Company will provide by first class mail, to each stockholder of record on the record date, without charge, a copy of this proxy statement and the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2022, including the required financial statements and financial statement schedules. Written requests for this information should be directed to: Corporate Secretary, Meritage Homes Corporation, 8800 East Raintree Drive, Suite 300, Scottsdale, AZ 85260.

MERITAGE HOMES | 2023 Proxy Statement 64

MERITAGE HOMES CORPORATION
Annual Meeting of Stockholders May 18, 2023
THIS PROXY IS SOLICITED BY THE BOARD OF DIRECTORS
The stockholder(s) signing below hereby appoint(s) Phillippe Lord, Steven J. Hilton and Malissia Clinton, and each of them, as proxies, each with the power to appoint his or her substitute, and hereby authorizes them to represent and to vote, as designated on the reverse side of this ballot, all of the shares of common stock of MERITAGE HOMES CORPORATION that the stockholder(s) is/are entitled to vote at the Annual Meeting of Stockholders to be held virtually at 8:30 AM PDT on May 18, 2023, and any adjournment or postponement thereof. In order to attend the meeting, you must register at https://viewproxy.com/meritage/2023/ by 11:59 PM EDT on May 15, 2023. On the day of the Annual Meeting of Stockholders, if you have properly registered, you may enter the meeting by clicking on the link provided and the password you received via email in your registration confirmations. Further directions on how to attend and vote at the Annual Meeting of Stockholders are contained in the Proxy Statement in the section titled “Proxy Summary - General Information.”
THIS PROXY, WHEN PROPERLY EXECUTED, WILL BE VOTED IN THE MANNER DIRECTED HEREIN. IF NO SUCH DIRECTION IS MADE, THIS PROXY WILL BE VOTED “FOR” EACH OF THE DIRECTOR NOMINEES NAMED IN THIS PROXY STATEMENT, “FOR” EACH OF THE PROPOSALS 2, 3 AND 5 AND "1 YEAR" FOR PROPOSAL 4 AND AT THE DISCRETION OF THE PROXY HOLDERS ON ANY OTHER MATTER(S) THAT PROPERLY COME BEFORE THE MEETING, OR ANY POSTPONEMENT OR ADJOURNMENT THEREOF.
CONTINUED AND TO BE SIGNED ON REVERSE

▲ PLEASE DETACH ALONG PERFORATED LINE AND MAIL IN THE ENVELOPE PROVIDED.  ▲
Important Notice Regarding the Availability of Proxy Materials for the virtual Shareholder Meeting to be held May 18, 2023. The Proxy Statement and our 2022 Annual
Report to Stockholders are available at www.allianceproxy.com/meritagehomes/2023

1. Election of five Class II directors					2. Ratification of the selection of Deloitte & Touche LLP as the Company’s independent registered public accounting firm for the 2023 fiscal year.
		FOR	AGAINST	ABSTAIN	☐ FOR ☐ AGAINST ☐ ABSTAIN
01	Peter L. Ax	☐	☐	☐	3. Advisory vote to approve compensation of our Named Executive Officers ("Say on Pay").
02	Gerald Haddock	☐	☐	☐	☐ FOR ☐ AGAINST ☐ ABSTAIN
03	Joseph Keough	☐	☐	☐	4. Advisory Vote on the Frequency of Future Advisory Votes on Say on Pay.
04	Phillippe Lord	☐	☐	☐	☐ 1 YEAR ☐ 2 YEARS ☐ 3 YEARS ☐ ABSTAIN
05	Michael R. Odell	☐	☐	☐	4. Amendment to our 2018 Stock Incentive Plan to increase the number of shares available for issuance.
☐ FOR ☐ AGAINST ☐ ABSTAIN

NOTE: The conduct of any other business that may properly come before the meeting or any adjournment or postponement thereof.
I plan to attend the meeting ☐

Please sign your name exactly as it appears hereon. When signing as attorney, executor, administrator, trustee, guardian, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name, by authorized officer.

Date:

Signature

Signature (if held jointly)
VIRTUAL CONTROL NUMBER

▲ PLEASE DETACH ALONG PERFORATED LINE AND MAIL IN THE ENVELOPE PROVIDED.  ▲

VIRTUAL CONTROL NUMBER

PROXY VOTING INSTRUCTIONS

Please have your 11 digit Virtual Control Number ready when voting by Internet or Telephone or when voting during the virtual Annual Meeting

INTERNET	TELEPHONE	MAIL
Vote Your Proxy on the Internet:	Vote Your Proxy by Phone:	Vote Your Proxy by Mail:
Go to www.AALvote.com/MTH	Call 1 (866) 804-9616
Have your proxy card available	Use any touch-tone telephone to	Mark, sign, and date your proxy
when you access the above	vote your proxy. Have your proxy	card, then detach it, and return it
website. Follow the prompts to	card available when you call.	in the postage-paid envelope
vote your shares.	Follow the voting instructions to	provided.
vote your shares.

APPENDIX A

Amendment
to the
MERITAGE HOMES CORPORATION
Amended AND restated
2018 STOCK INCENTIVE PLAN
Meritage Homes Corporation (the “Company”) previously established the Meritage Homes Corporation 2018 Stock Incentive Plan (the “Plan”). By the adoption of this Amendment, the Company wishes to amend the Plan to increase the authorized number of shares available for grant under the Plan by 800,000.

1.This Amendment shall be effective as of the date it is approved by the Company’s stockholders at its 2023 Annual Meeting.
2.Section 5.1 (Number of Shares) of the Plan is hereby amended and restated in its entirety to read as follows:
5.1 NUMBER OF SHARES. Subject to adjustment as provided in Section 10, the aggregate number of shares of Stock reserved and available for grant pursuant to the Plan shall be 2,050,000, plus the number of shares of Stock that were authorized but unissued under the 2006 Plan and all Prior Plans as of May 13, 2019. The shares of Stock delivered pursuant to any Award may consist, in whole or in part, of authorized but unissued Stock, treasury Stock not reserved for any other purposes, or Stock purchased on the open market.

3.This Amendment amends only the provisions of the Plan as noted above, and those provisions not expressly amended shall be considered in full force and effect. Notwithstanding the foregoing, this Amendment shall supersede the provisions of the Plan to the extent those provisions are inconsistent with the provisions and intent of this Amendment.